                                                                   Exhibit 10.1





                                 BROWARD COUNTY


                                  CIVIC ARENA


                               LICENSE AGREEMENT
                   (INCLUDING CERTAIN EXPENSE REIMBURSEMENTS)


                            DATED AS OF JUNE 4, 1996


                                  BY AND AMONG

                            BROWARD COUNTY, FLORIDA

                                   THE COUNTY

                                      AND

                      FLORIDA PANTHERS HOCKEY CLUB, LTD.,

                                    THE TEAM

                                      AND

                         ARENA OPERATING COMPANY, LTD.

                                  THE OPERATOR

                               TABLE OF CONTENTS

                                                                                                                     PAGE
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
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I

         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II

         GRANT OF LICENSE, TERM, USE OF LICENSED PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.1     Grant of Use and License by County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.2     County Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.3     Team Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.4     Operator Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.5     Permitted Uses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.6     Scheduling of Hockey Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.7     Term of License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.8     Options to Extend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.9     Abatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.10    Condition of the Licensed Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.11    Traffic Mitigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.12    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE III

         RENT, TEAM LOAN AND TEAM GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.1     Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.2     Base Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.3     Seat Use Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.4     Pass Through Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.5     Incentive Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.6     Supplemental Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.7     Team Loan to County for Debt Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.8     County Preferred Revenue Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.9     Reduction of County Preferred Revenue Allocation . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.10    Team Spaces  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





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
ARTICLE IV
         TEAM REVENUES, TEAM EXPENSES AND
         REVENUE SHARING ARRANGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.1     Team Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.2     The Team Retail Store  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.3     Team Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.4     Net Operating Income; Revenue Sharing Arrangement  . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE V

         MANAGEMENT AND CONTROL,
         MAINTENANCE AND EVENT STAFFING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.1     Management and Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.2     Utilities and Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.3     Condition of Arena on Day of Hockey Events and Practice Sessions . . . . . . . . . . . . . . . . . .  25
         5.4     Staffing for Hockey Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.5     Ice Making . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI

         CONCESSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.1     Operation of Concessions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.2     Consumable Concessions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.3     Non-Consumable Concessions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII

         ADVERTISING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1     Marketing, Advertising, Promotion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2     Sponsor Signs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Naming Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.4     Team Name, Logo and Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.5     Tourism Promotion Spots/Tag Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII

         RADIO AND TELEVISION BROADCASTSAND OTHER DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     Radio and Television Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Broadcast Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3     Public Areas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





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
ARTICLE IX
         PARKING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1     Parking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE X

         TICKETS, PREMIUM SEATING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.1    Hockey Tickets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.2    Premium Seating  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.3    Tourism Promotion Ticket Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XI

         RECORDS, AUDITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.1    Team Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XII

         ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.1    Right to Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE XIII

         TEAM EQUIPMENT; ADDITIONS AND ALTERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         13.1    Team Equipment; Additions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE XIV

         INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         14.1    Team Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 14.1.1   Commercial General Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 14.1.2   Property Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 14.1.3   Workers' Compensation and Employer's Liability Insurance  . . . . . . . . . . . . . . . . .  35
         14.2    Operator's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.3    Insurance Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XV

         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         15.1    Indemnification of Operator and County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         15.2    Indemnification of Team  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





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
ARTICLE XVI

         DAMAGE OR DESTRUCTIONCONDEMNATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         16.1    Operator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         16.2    Team . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         16.3    County and Operator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         16.4    Fees Abatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         16.5    Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XVII

         COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         17.1    Use Covenant; Non-Relocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         17.2    No Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         17.3    Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         17.4    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE XVIII

         REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         18.1    Team's Representations Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.1.1   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.1.2   Authorization; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.1.3   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.1.4   No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.1.5   No Violation of Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         18.2    Operator's Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.2.1   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 18.2.2   Authorization; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.2.3   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.2.4   No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.2.5   No Violation of Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         18.3    County's Representations Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.3.1   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.3.2   Authorization, Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.3.3   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 18.3.4   No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 18.3.5   Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 18.3.6   No Violation of Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         18.4    Mutual Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 18.4.1   Additional Documents and Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 18.4.2   Good Faith  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 18.4.3   Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





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
                 18.4.4   NBA Team Tenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 18.4.5   Refinancing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 18.5     Mutual Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE XIX

         DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         19.1    Team Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         19.2    Team Bankruptcy or Attachment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         19.3    County or Operator Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         19.4    Remedies are Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         19.5    Termination Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE XX

         DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         20.1    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XXI

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         21.1    Ad Valorem Tax Imposition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         21.2    Exclusive Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         21.3    Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         21.4    Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         21.5    Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         21.6    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         21.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         21.9    Recognition and Non-Disturbance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         21.10   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         21.11   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         21.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         21.13   Reasonableness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         21.14   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.15   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.16   Amendment of Operating Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.17   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.18   Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.19   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.20   Team Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         21.21   No Liability of Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55





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


                               LICENSE AGREEMENT

         This License Agreement (Including Certain Expense Reimbursements) ("License Agreement"), is dated as of May __, 1996 and is entered into by and among Broward County, Florida, a public body corporate and politic and a political subdivision of the State of Florida (the "County"), the Florida Panthers Hockey Club, Ltd., a Florida limited partnership (the "Team") and Arena Operating Company, Ltd., a Florida limited partnership (the "Operator").

                                   RECITALS:

         A. The County is to be the owner of a multipurpose arena to be constructed in the City of Sunrise, Broward County, Florida (the "Facility") and, in connection therewith, the County is empowered to enter into this License Agreement.

         B. The Team is the owner and operator of a professional hockey franchise, a member club of the National Hockey League ("NHL"), known as the Florida Panthers. The Operator, the County and the Team desire that the Team conduct all of its Home Games in the Facility when the Facility is constructed and ready for occupancy, for the License Term pursuant to the License granted hereunder. The Team has designated Operator as the designated operator of the Facility pursuant to its right to so designate provided in the Letter of Intent.

         C. The County and the Operator have entered into an Operating Agreement of even date herewith pursuant to which the Operator shall be the exclusive operator and manager of the Facility for a term that coincides with the License Term, and, in connection therewith, Operator is empowered to enter into this License Agreement and other agreements for the use of the Facility. Pursuant to the Operating Agreement, Operator has designated Arena Management Firm to manage the Facility and perform certain duties delegated by Operator.

         D. The health, safety and general welfare of the people of the County are directly dependent upon the continual encouragement, development, growth and expansion of business, commerce and tourism. The development of a major multipurpose sports and entertainment complex and accessory uses is most appropriate in the County which, because of its size, is capable of retaining and supporting professional as well as amateur sports teams and attracting major national sporting and musical, cultural, family and community events; and that attraction of business and tourism to the County as a result of the development of such a facility and its accessory uses will be an important factor in the continued encouragement, promotion, attraction, stimulation, development, growth and expansion of business, commerce and tourism within the County. The development and promotion of a multipurpose sports and entertainment complex on public property will provide significant benefits to the general public.

         E. In view of the foregoing, the County has determined that the licensing of the Facility to the Team is in the best interests of the County and the welfare of its residents, and is in accord with valid public purposes.

         THEREFORE, intending to be legally bound, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. As used in this License Agreement, capitalized terms shall have the meanings set forth below unless otherwise defined herein; certain other capitalized terms which are not defined herein shall have the meanings provided in the Development Agreement or the Operating Agreement; however, in the event of a conflict between a defined term used herein that is defined in both the Operating Agreement and the Development Agreement then for purposes of operations the Operating Agreement will control and for the purposes of project development the Development Agreement will control.

         1.2 Abatement Period means any period during which the License Term or the time for performance or the satisfaction of a condition is extended as provided by this License Agreement and as defined in the Related Agreements.

         1.3 Additions means permanent alterations or improvements to the Facility.

         1.4 Admissions Tax shall mean any sales or use tax or taxes, if any, in effect from time to time during the License Term which are imposed by any Governmental Authority on revenue received from the sale or other disposition of Hockey Tickets.

         1.5 Advertising means all announcements, acknowledgments, banners, signs, showbills, and other audio or visual commercial messages displayed, announced or otherwise presented in the Facility including video messages, but excluding Team Advertising and sponsorships (including Sponsor's Signs).

         1.6 Affiliate of a specified person means a person who (a) is directly or indirectly controlled by, or under common control with, the specified person; or (b) owns directly or indirectly thirty-five percent (35%) or more of equity securities of the specified person; or (c) is a general partner, officer, director, non-financial institution trustee or fiduciary of the specified person or of any person described in (a) or (b); or (d) is a son, daughter, spouse, parent, sibling or in-law of the specified person.

         1.7 Arena means the multipurpose, state-of-the-art sports and entertainment arena facility in the City of Sunrise, Broward County, Florida, as more fully described in the Development Agreement and as set forth in the Program Requirements attached to the Development Agreement.

         1.8 Arena Management Firm shall mean initially Leisure Management International, an Affiliate of Operator, and shall also mean any subsequent Person selected by Operator pursuant to the Operating Agreement to manage the Arena.

         1.9 Arena Parking means the parking spaces (up to a maximum of 7,500 spaces) included within the Project Site as described in the Operating Agreement and the Development Agreement.

         1.10 Base Rent means the sum of Seven Thousand Five Hundred Dollars ($7,500.00) plus applicable sales taxes to be paid by Team for each Home Game played at the Arena during the Hockey Season up to a maximum amount of Three Hundred Seven Thousand Five Hundred Dollars ($307,500.00) per Hockey Season during the License Term. During any Extension Term the Base Rent shall be Six Thousand Dollars ($6,000.00) for each Home Game played at the Arena up to a maximum amount of Two Hundred Fifty Two Thousand Dollars ($252,000.00).

         1.11 Bonds means the total amount of Professional Sports Facility Tax and Revenue Bonds, Series 1996 outstanding from time to time and at any time, including interest and other payment requirements and any restructuring or refundings thereof, and related costs, which the County incurs for the purpose of financing the development and construction of the Facility, all of which is estimated at the time of execution of this License Agreement to be in the original principal amount not to exceed $185 million.

         1.12 Business Days means any Monday, Tuesday, Wednesday, Thursday or Friday excluding County holidays.

         1.13 Capitalized Interest Period shall mean the period of time for which the Bonds provide for capitalized interest on the Bond debt.

         1.14 Coaches Office shall mean "coaches' office" as defined in the Program Requirements.

         1.15 Common Area means the hallways, corridors, stairways, elevators, public restrooms, restaurants and other portions of the Project depicted in the Site Plan attached to the Development Agreement.

         1.16 Communication System means all audio and visual communication systems designed for radio and television broadcasting, which systems shall include, but not be limited to, the scoreboards, computer and related technologies, satellite hook-ups, television and loudspeaker systems, acoustical technology and systems, public address system, timers, clocks, message center, video screens, signs and marquees within or at the Facility all of which shall be programmed to meet the goals and objectives of Team and in accordance with the specifications of the Team.

         1.17 Completion Notice means the notice which the Operator shall deliver (whether a Certificate of Occupancy or otherwise) to advise the Team of the date when the Facility has been Substantially Completed as such term is defined in and as provided in the Development Agreement, a certificate of occupancy has been issued and the Facility is ready for the playing of Home Games as provided in the Development Agreement (collectively, "Completion"). The Operator shall deliver the Completion Notice no later than five days after the date of Completion and may issue the Completion Notice in advance of the date of Completion, in which latter event, the date of Completion shall be deemed to be the later of the date of actual Completion or the date of Completion as set forth in the Completion Notice.

         1.18 Complimentary Tickets means any and all Hockey Tickets in an amount consistent with good business practice in the professional sports industry, which are transferred without charge; however, the following types of Complimentary Tickets shall not be considered in determining whether the amount of Complimentary Tickets is consistent with good business practice: Hockey Tickets which are for charitable purposes and credentialed media, Hockey Tickets pursuant to a ticket exchange program by which unused Hockey Tickets for prior Home Games are exchanged for Hockey Tickets to future Home Games, and Hockey Tickets given to Team or NHL players and other personnel as determined by the Team or NHL rules and regulations.

         1.19 Concession Agreement means any Agreement between the Operator and Concessionaire(s) for the operation of Concessions at the Facility.

         1.20 Concession Revenue shall mean for all Concessions operated by a Person, revenues paid to or received by Operator or paid to or received by another Person at the direction of or for the benefit of Operator (other than the amounts paid to or retained by the Concessionaires under a Concession Agreement with Operator), in connection with the operation of the Concessions at the Facility, without any offsets whatsoever to or from such payments to or receipts by Operator for expenses, overhead or otherwise except for applicable sales, excise or use taxes on such payments or receipts, and less any bad debt, refunds and enforcement costs. "Concession Revenue" shall mean, for any Concessions operated by Operator alone or in conjunction with others, revenues paid to or received by Operator or paid to or received by another Person at the direction of or for the benefit of Operator (other than retained by Concessionaires under a Concession Agreement with Operator) in connection with the operation of the Concessions in the Facility by Operator, less the reasonable, ordinary and necessary expenses of operating such Concessions by Operator; provided, however, that to the extent that any Concessions may be operated by Operator in conjunction with others, Operator shall ensure that no item of expense is duplicated and deducted from such revenues more than once in calculating Concession Revenue.

         1.21 Concessionaire(s) shall mean any Person, including Operator or Team, operating a Concession.

         1.22 Concessions shall mean the business of selling, furnishing or renting of foods, beverages, apparel, game programs, sporting equipment, goods, novelties or merchandise (but not including parking) in, at, from or in connection with the operation of the Facility whether sold, furnished or rented from shops, kiosks or by individual vendors circulating through the Facility including, without limitation, any restaurant (whether open to the public or restricted to members thereof), club, membership dining room or other facility therein for sale of food or beverages, and including sales to fill orders for any such items received by any Concessionaire operating a Concession at the Facility by mail, facsimile or telephone or other medium of communication.

         1.23 Consumable Concessions means items of food, drink, tobacco and candy products or other items for consumption which are sold or dispensed at the Facility.

         1.24 County means Broward County, Florida, a public body corporate and politic and a political subdivision of the State of Florida, and any of its administrative departments, divisions and functions and its successors and assigns.

         1.25 County Preferred Revenue Allocation shall have the meaning given such term in the Operating Agreement.

         1.26 County Representative shall mean the person authorized to issue and receive notices on behalf of County with respect to this License Agreement and shall be the person so designated and shall have the duties and responsibilities described in Section 2.2 of this License Agreement.

         1.27 Dasherboards shall mean a wood or fiberglass wall or fence, including glass systems, surrounding the ice rink at the Facility which shall in all respects comply with the Hockey Rules.

         1.28 Debt Service Payment Date shall mean any date after the Capitalized Interest Period on which a principal and/or interest payment is due on the Bonds.

         1.29 Design Development Documents shall have the meaning set forth in the Development Agreement.

         1.30 Development Agreement means the Development Agreement between the County and the Project Developer, of even date herewith.

         1.31 Event(s) means all revenue or nonrevenue producing sports, entertainment, cultural, civic and other activities and events which are conducted at the Facility.

         1.32 Event Staffing means staffing levels for Events at the Facility, as reasonably determined by Operator, with consideration for the type of Event, anticipated attendance and other safety and security considerations and consistent with the Quality Arena Standard. Such staffing shall include, without limitation, ticket takers, ushers, internal and external security, police, maintenance and clean-up personnel, emergency medical technicians, concierge, restroom attendants, stagehands, sound and lights technical personnel, and box office personnel.

         1.33 Exhibition Games shall mean NHL ice hockey games played by Team each Hockey Season prior to the date promulgated by the NHL as the first day of the regular championship season.

         1.34      Extension Option shall have the meaning given such term in
Section 2.8 hereof.

         1.35      Extension Term shall have the meaning given such term in
Section 2.8 hereof.

         1.36 Facility means the Arena and the Project Site together with all facilities, fixtures, furniture, machinery and equipment, attachments and appurtenances now or hereafter attaching thereto. "Facility" is sometimes used interchangeably with "Project".

         1.37 Facility Advertising Agreement shall heave the meaning given such term in Section 7.1 of this License Agreement.

         1.38 Facility Operating Expenses shall have the meaning given such term in the Operating Agreement.

         1.39 Facility Operating Revenues shall have the meaning given such term in the Operating Agreement.

         1.40      Fiscal Year means October 1 to September 30.

         1.41 Franchise means and includes membership in and all of the rights, privileges and powers granted by the NHL to the Team, and its successors and assigns, to operate a team and conduct Home Games as a member of the NHL.

         1.42 General Seating means all of the seats at the Facility that are not Premium Seating including but not limited to rinkside/courtside seating or any other type of preferred location seating which is not Premium Seating. The Team will sell "General Seating" for its own account at the prices that Team determines and may include such other benefits for Hockey Ticket purchasers as Team may determine, including, without limitation, membership in the "Panthers Club" or some other club memberships of Team sponsors, season ticket holders or others. The provision of a club membership or other benefits to a Ticket purchaser does not change seating designated as General Seating to Premium Seating as long as the General Seating is not suite seats or coop suite seats.

         1.43 Governmental Authority shall mean any Federal, state, municipal or local government or any department or division thereof having jurisdiction over the Arena, Operator, Team or any matter or Person addressed in this License Agreement.

         1.44 Guaranty means the guaranty of the Team for the benefit of the County in the form attached hereto as Exhibit 3.8.

         1.45 Hockey Event shall mean any NHL ice hockey game which is played by the Team in the Arena, including regular Home Games, Exhibition Games, Play-Off Games and All-Star Games and any other in-season, pre-season or post-season game sanctioned by the NHL whether or not played by the Team.

         1.46 Hockey Event Staffing means the number and quality of Event Staffing necessary in the reasonable opinion of Team for the presentation and staging of a Hockey Event in a manner consistent with the Quality Arena Standard. Notwithstanding the foregoing, such staffing levels for Hockey Events at the Facility shall be sufficient in number and quality in Operator's reasonable judgment to present the Hockey Event in a safe, efficient and secure manner.

         1.47 Hockey Event Staffing Expenses shall mean the actual, direct expenses (without profit by Operator) incurred by or on behalf of Operator for Hockey Event Staffing during a Hockey Season and paid by the Team to the Operator.

         1.48 Hockey Rules shall mean all provisions, rules, regulations, by-laws, articles, contracts and arrangements which at the time in question govern the rights, duties, privileges and obligations of Team as a member of the NHL, including without limitation, the provisions of the Constitution of the NHL. Team shall provide a copy of such Hockey Rules to Operator and County and any amendments thereto as and when they become effective.

         1.49 Hockey Season shall mean the period beginning on the date officially promulgated by the NHL as the first day of training camp and ending on the date on which the last Hockey Event is to be played by Team for such season, including any games played as part of the Stanley Cup Championship Series for such season.

         1.50 Hockey Ticket means the ticket or other indicia by which admission to the Facility for the Home Games is permitted and controlled.

         1.51 Hockey Utility Reimbursable Expenses means the amount of annual utility expenses incurred in the conduct and operation of Hockey Events at the Facility and paid by the Team to the Operator. Hockey Utility Reimbursable Expenses shall be equal to the product of the actual utility expenses incurred at the Facility during the applicable Fiscal Year multiplied by a fraction the numerator of which is the number of Hockey Events at the Facility during the applicable Fiscal Year and the denominator of which is the total number of other Events conducted at the Facility during the applicable Fiscal Year up to the maximum amount of the Pass Through Expenses Cap.

         1.52 Home Games shall mean all ice hockey games which under Hockey Rules are designated as "home games". All pre-season Home Games will be played at the Arena.

         1.53 Incentive Rent means an amount to be paid by Team to Operator annually on or before the first day of the second month following the conclusion of each Fiscal Year during the License Term, equal to the difference between (i) five percent of the Ticket Receipts for each Home Game played at the Facility during a Hockey Season, and (ii) the sum of Base Rent and Pass Through Expenses up to a maximum of the Pass Through Expenses Cap, paid in the applicable Fiscal Year. The amount set forth in clause (i) above shall not accrue or be payable with respect to any Abatement Period.

         1.54 Interactive Area shall mean that amount of useable area in a location mutually acceptable to the Team and the Operator as described in the Program Requirements of the Development Agreement (which Program Requirements shall be approved by Team). The Interactive Area shall be furnished with such equipment as Team and Operator shall determine or shall be subject to a separate Concession Agreement for its operation as an interactive game and arcade area for invitees at Hockey Events. The Concessionaire of the Interactive Area (whether Operator, Team or a third party) may charge patrons and invitees a separate charge for admission to the Interactive Area and all such admission revenue shall be Facility Operating Revenue.

         1.55 Letter of Intent means that certain Letter of Intent for the Broward County Civic Arena between the County and Team.

         1.56 License Commencement Date means the date on which the License Term shall begin. The License Commencement Date shall be that date within 30 days after the Completion Notice, as the Team shall select by notice to the County within that 30-day period. Notwithstanding the foregoing, if the Completion Notice is issued between March 1 and July 1, by notice to the County no later than ten days after the Completion Notice, the Team may elect to defer the License Commencement Date until not later than the first day of the next Hockey Season which commences in the Fall of the Fiscal Year in which the Completion Notice is issued.

         1.57 License Expiration Date means the date of the ending of the License Term and shall be that date which is 30 years after the July 1 immediately prior to the License Commencement Date unless Team shall exercise Extension Option(s) in which case the License Expiration Date shall be the date following the expiration of the Extension Term(s). Subject to the rounding requirement hereafter described, the License Expiration Date shall be extended for a period equal to the aggregate of every Abatement Period having a duration of at least 90 days. The duration of the extension of the License Expiration Date shall be rounded to the nearest half year so that the License Expiration Date shall occur either on July 1 or January 1. The License Expiration Date is subject to earlier termination or extension as provided in this License Agreement.

         1.58 License Term means the period of the Team's right and obligation to use the Facility pursuant to this License Agreement beginning with the License Commencement Date and ending on the License Expiration Date.

         1.59 Licensed Premises means those portions and facilities of the Facility that are reasonably beneficial (or customarily given in NHL team occupied arenas), for the playing of Team's Home Games and Practice Sessions or for any other Permitted Use hereunder and generally consisting of, but not limited to, the Team Spaces, Team Offices, Coaches' Offices, Team Locker Rooms, physical therapy/rehabilitation and medical rooms, a commercial laundry facility, the Interactive Area, Restaurant Area, visiting team locker rooms, official's locker rooms, spectator seats (excluding suites), a predetermined number of secured parking spaces for Team personnel, press lounges, media work rooms, press areas, meeting and conference rooms, a private club/V.I.P. space for use by the Team during the season and for certain pre-season and post-season activities to promote the Team, the Arena floor, staff lounge and spouse's waiting rooms, sponsor's booth, announcer's booth, radio and television broadcast studios, scoreboard and Communications Center control rooms, lighting control areas and medical facilities and Common Areas of the Arena.

         1.60 Liens means encumbrances, security interests, pledges, claims, mechanics' and other liens arising out of work performed, materials furnished or obligations incurred by the Team in connection with the Facility.

         1.61 Naming Rights shall have the meaning given such term in the Operating Agreement.

         1.62 Net Operating Income shall have the meaning given such term in the Operating Agreement.

         1.63 NHL means the National Hockey League and any successor or substitute association or other entity of which the Team is a member or joint owner and which engages in professional ice hockey competition in a manner comparable to the NHL.

         1.64 Non-Consumable Concessions means all Concessions items other than Consumable Concessions.

         1.65 Operating Agreement means the Broward County Civic Arena Operating Agreement between the County and the Operator, of even date herewith.

         1.66 Operator means Arena Operating Company, Ltd., a Florida limited partnership.

         1.67 Operator Representative is the person authorized to issue and receive notices on behalf of Operator with respect to this License Agreement and shall be the person so designated and shall have the duties and responsibilities described in Section 2.4 of this License Agreement.

         1.68 Other Hockey Event shall mean any amateur, national (not involving Team) or international ice hockey game played in the Arena.

         1.69 Pass Through Expenses mean the Hockey Utility Reimbursable Expenses and the Hockey Event Staffing Expenses.

         1.70 Pass Through Expenses Cap means the limitation on the amount of Pass Through Expenses that Team shall be required to pay under Section 3.4 hereof. The Pass Through Expenses Cap is equal to the difference between five percent (5%) of Ticket Receipts received by Team during the applicable Fiscal Year less Base Rent paid to Operator for such Fiscal Year. In determining the priority of Team's payment of Pass Through Expenses, Team shall first be obligated to pay all Hockey Utility Reimbursable Expenses and then all Hockey Event Staffing Expenses up to the Pass Through Expenses Cap amount.

         1.71 Person means any individual, trust, estate, partnership, joint venture, company, corporation, association, or any other legal entity or business enterprise.

         1.72 Play-off Game shall mean any professional ice hockey game which is scheduled to be played between NHL teams as part of the competition for the championship of the NHL, or any division thereof, and which, under the Hockey Rules, is classified as a "play-off" game scheduled or permitted to be played in the Arena.

         1.73      Play-off Period shall have the meaning set forth in Section
2.6.2.

         1.74 Pledged Tax Receipts means all the revenue received by the County from the levy of (a) the one percent professional sports franchise facility tax levied pursuant to Section 125.0104(l), Florida Statutes; (b) the one percent additional professional sports franchise facility tax levied pursuant to Section 125.0104(o), Florida Statutes (together (a) and (b), the "Professional Sports Facility Tax"); and (c) the sales tax rebate received by the County annually with respect to the use and operation of the Facility pursuant to Section 288.1162, Florida Statutes.

         1.75 Practice Session shall mean a period of time, other than during a Warm-Up Session and a Hockey Event, during which Team shall be permitted to use the ice rink in the Arena to practice ice hockey.

         1.76 Premium Rate means the rate of interest equal to two percent in excess of the rate of interest announced from time to time by the NationsBank of South Florida, N.A., or its successor bank (or such other bank as may be agreed to from time to time by County and Team), as its "prime rate" of interest.

         1.77 Premium Seating means the executive suite and co-op suite seats at the Facility designated by Team which have exclusive access for its patrons on a separate and exclusive concourse and is or may be serviced by separate catering, service and maintenance support. Premium Seating shall not include any of the General Seating.

         1.78 Premium Seating License means the form of that certain Premium Seating License Agreement for execution by Premium Seating Licensees and the Operator, and all such forms of agreement as are executed and in effect from time to time.

         1.79 Premium Seating Licensees means the licensees which have executed Premium Seating Licenses with the Operator for the use of the Premium Seating.

         1.80 Program Requirements shall have the meaning given such term in the Development Agreement.

         1.81 Project means the Broward County Civic Arena which shall be a state-of-the-art, multi-purpose sports and entertainment facility, including related parking and marshaling/loading areas, designed and constructed to support the occupancy of a professional hockey franchise and other professional sports teams and to host other sporting events, family shows, concerts and related events. "Project" refers to the Facility during its construction stage; the term "Project" and the term "Facility" may be used interchangeably.

         1.82 Project Developer means Arena Development Company, Ltd., a Florida limited partnership which is an Affiliate of the Team.

         1.83 Project Site means the land under and surrounding the Arena and the Arena Parking as described in the Development Agreement.

         1.84 Promotional Hockey Exhibition shall mean any exhibition of hockey skills or instructions for promotional purposes but shall not include any Exhibition Games, Practice Session, Warm-Up Session or Hockey Event.

         1.85 Public Entity Assignee means an entity which has, or is intended to have, a class of capital stock registered under the Securities Act of 1933, as amended, that owns or is intended to own the Team's NHL Franchise.

         1.86 Quality Arena Standard shall mean the average standard of quality or performance, including construction of the improvements, ordinary wear and tear excepted, fan amenities and ambiance provided by the following arenas: (1) Marine Midland Arena, Buffalo, New York; (2) The CoreStates Center, Philadelphia, Pennsylvania; (3) Ice Palace, Tampa, Florida; (4) the Arrowhead Pond Arena in Anaheim, California; (5) Gund Arena, Cleveland, Ohio. In all events, the Quality Arena Standard shall equal or surpass the standards maintained at any arena facility located within one hundred (100) miles of the Facility. In the event that any one or more of the five (5) arenas hereinabove referenced shall be closed or shall, as generally reputed within the arena industry, cease to be maintained and operated in accordance with the standards of service and quality generally accepted within the arena industry for first class arenas, then (a) such arena or arenas shall be deleted from the list set forth in the foregoing sentence, and (b) the County, Operator and Team shall agree upon the substitution of another arena or arenas to replace the deleted arena or arenas, with approximate adjustments to reflect newer building and technology than that possessed by the Arena. In applying the Quality Arena Standard to construction/design issues and customer service issues, due consideration shall be given to South Florida's unique competitive market conditions, climate and topography.

         1.87 Related Agreements means this License Agreement, the Operating Agreement and the Development Agreement.

         1.88 Rent means the aggregate of Base Rent plus Incentive Rent, if any, paid by the Team for the use of the Facility during each Fiscal Year of the License Term as provided in Article III of this License Agreement.

         1.89 Restaurant Area(s) shall mean that amount of useable area in the Arena or located adjacent to the Arena at the Facility as specifically described and set forth in the Program Requirements, to be used for a dining facility open to patrons of the Facility during Hockey Events and open to the public at other times determined by Operator. The Restaurant Area shall be operated by Team or Operator and the revenue of which shall be Facility Operating Revenue.

         1.90 Seat Use Charge means a Seat Use Charge that Operator may initiate and Team shall charge and collect in connection with its sales of each Hockey Ticket for Home Games (excluding Hockey Tickets for Premium Seating and excluding Complimentary Tickets). The Operator may initiate, modify or change the Seat Use Charge upon written notice to Team at least one hundred eighty
(180) days prior to the commencement of a Hockey Season. The Seat Use Charge shall be in addition to, and not in lieu of, Rent, admission charges and any taxes that may be payable on such Seat Use Charge. Operator may terminate the Seat Use Charge upon thirty (30) days prior written notice to Team.

         1.91 Sponsors means the radio, television and other sponsors of the Team or the Home Games.

         1.92 Sponsor Signs means banners, signs and other temporary or non-temporary, moveable or non-movable displays, or audio or video messages, in the Facility which identify the Team or the Sponsors and which may be installed before and removed after each Home Game so as to be visible or transmitted during the Home Games but may be covered or otherwise not visible during other Events at the Facility. At a minimum the Sponsor Signs shall be the exclusive Advertising in the areas exclusively reserved for them in Section 7.2.

         1.93      Supplemental Rent shall have the meaning given such term in
Section 3.6 of this License Agreement.

         1.94 Sunrise Letter of Agreement shall mean that certain Letter of Agreement by and among Team, County and the City of Sunrise, Florida.

         1.95 Team means the Florida Panthers Hockey Club, Ltd., a Florida limited partnership, its successors and permitted assigns who own the NHL Franchise rights for the Florida Panthers.

         1.96 Team Box Office shall mean a separate room and ticket windows in accordance with the Program Requirements approved by Team to be provided by Operator in an area proximate to the main Arena box office which shall have direct access to the exterior of the Arena and shall be designated exclusively for the sale of Hockey Tickets.

         1.97 Team Concession Revenue means all Concession Revenue from sales of Non-Consumable Concessions during Hockey Events and sales of Non-Consumable Concessions from the Team Retail Store as more fully described in Article VI.

         1.98 Team Equipment means furniture, fixtures and other moveable equipment placed by the Team in the Facility at its expense, subject to Operator's reasonable approval as to structural and safety concerns.

         1.99 Team Spaces shall mean the Team Locker Room, Team Office Space, Team Retail Store, a Team work-out and weight training facility, storage facilities, shower facilities and Team Box Office in accordance with the Program Requirements.

         1.100 Team Locker Room shall mean the home team dressing room space for use by the Team as a home team locker room and training and health facility as specifically described and set forth in Program Requirements of the Development Agreement (which Program Requirements have been approved by Team).

         1.101 Team Office Space shall mean that amount of useable area of office space for the Team's front office (business personnel) operations and such additional office space as Operator and Team shall agree for the Team's back office (coaches, trainers, and Team operational personnel) as specifically described and set forth in the Program Requirements of the Development Agreement (which Program Requirements have been approved by Team). The Team Office Space will be provided to Team in consideration of Team's payment of Base Rent.

         1.102 Team Representative is the person authorized to issue and receive notices on behalf of Team with respect to this License Agreement and shall be the person designated and shall have the duties listed in Section 2.3 of this License Agreement.

         1.103 Team Retail Store shall mean the useable area in an amount not to exceed 10,000 square feet in a location mutually acceptable to the Team and the Operator as described in the Program Requirements of the Development Agreement (which Program Requirements have been approved by Team), to be opened and operated by Team for the sale of Non-Consumable Concessions.

         1.104 Team Revenue means revenue belonging solely to the Team as more fully described in Article IV of this License Agreement.

         1.105 Ticket Receipts means the gross amount of money received by the Team from the sale of Hockey Tickets for General Seating, after first deducting therefrom Admission Taxes, Seat Use Charges, and NHL assessments but no other charges or costs. "Ticket Receipts" do not include the gross amount of money received by the Operator from the issuance of Hockey Tickets for Premium Seating, or any Complimentary Tickets. Any Hockey Ticket sales commissions on a net basis derived by the Team from any form of distribution system or Ticket Agency agreement (whereby another entity sells the Hockey Tickets, such as Ticketmaster), shall be deemed Ticket Receipts. All other Hockey Tickets issued for General Seating at a Home Game shall be deemed to have been sold at their face ticket price or their face Ticket price plus any premium charges associated with upgraded amenities sold as package with such Tickets (less Admissions Taxes, Seat Use Charges and applicable NHL assessments) and shall be included in Ticket Receipts, albeit Hockey Tickets issued in the ordinary course of business and in the exercise of the Team's reasonable business judgement at a discount shall be included in Ticket Receipts only at the discounted price.

         1.106 Warm-Up Session shall mean the time period immediately prior to a Hockey Event, during which the Team and any team playing against the Team in such Hockey Event are permitted to use the Facility to prepare for such Hockey Event.


                                   ARTICLE II

                            GRANT OF LICENSE, TERM,
                            USE OF LICENSED PREMISES

         2.1 Grant of Use and License by County. The County hereby irrevocably grants to the Team, the license and right to use and occupy the Facility, including but not limited to the Licensed Premises during the License Term for the Permitted Uses (as defined below) in accordance with and subject to the terms and conditions hereinafter set forth (the "License"). The License granted herein shall be the exclusive grant of use of the Facility by County for the playing and exhibition of Hockey Events and Other Hockey Events at the Facility.

         The Team shall have the exclusive right to use the entire Licensed Premises for the Permitted Uses during the entire day (10:00 a.m. to the later of midnight or the conclusion of the Hockey Event) when a Hockey Event is scheduled. Notwithstanding the above, if Operator wishes to schedule another Event at the Facility on the date that a Hockey Event is scheduled, then upon request by Operator, Team, at its reasonable discretion, may waive its exclusive right to use the Licensed Premises on the entirety of such date provided that Team shall have exclusive use commencing no less than two (2) hours prior to the commencement of the Hockey Event. Additionally, the Team shall have the exclusive right to use and occupy the Team Spaces at all times during the License Term. On days other than when a Hockey Event is scheduled, and subject to scheduling of other Events at the Arena, or when the Arena is not otherwise available, the Team shall have the non-exclusive right to use the Licensed Premises for Practice Sessions, Promotional Hockey Exhibitions, tryouts, scrimmages, publicity and/or press gatherings and any other hockey-related activities provided that Team has provided to Operator forty-eight (48) hours written notice of such use or such shorter notice as may be reasonable under the circumstances.

         Notwithstanding anything to the contrary contained herein, Operator shall have possession and control of the Licensed Premises other than the Team Spaces for which Team shall have exclusive possession, and Team acknowledges that Operator and County shall have the right to enter the Team Spaces upon at least one (1) day's notice to Team except in an emergency when Operator and County may enter as necessary. Neither Operator nor County (i) shall interfere in a material respect with the Permitted Uses; (ii) shall deny or otherwise impede access to the Licensed Premises or the Team Spaces to the Team, its employees, agents, subcontractors, invitees or guests in a manner that interferes in a material respect with the Permitted Uses; (iii) shall allow any person to enter the Arena during the Home Games or for any other Hockey Events without a Hockey Ticket; nor (iv) shall allow any other hockey team to use the Facility for any use or purpose without the Team's prior written consent which consent may be withheld at Team's discretion.

         2.2 County Representative. The County Administrator shall be the County's authorized representative who shall act as liaison and contact person between the County, Team, and Operator in administering and implementing the terms of this Agreement. County shall have the right to designate a substitute authorized representative by providing written notice thereof to Team and Operator. The County Representative, or his authorized designee, shall respond to requests for review, consents (as to matters requiring consent) or waivers within five (5) business days after submittal, failing a written notice of disapproval within such time, the request shall be deemed approved or the consent granted. Notwithstanding the foregoing, the Board shall be required to consent to any amendment to this Agreement or to any other request for consent that is not related to administration of the terms of this Agreement. All administrative and ministerial consents required of the County shall be given by the County Representative on behalf of County. In any situation requiring Board approval for consent, the County's failure to provide a written notice of disapproval within thirty (30) days of submittal shall be deemed approved, waived or consented to by County. The Team and Operator and any other person dealing with County in connection with this Agreement or any matter governed by this Agreement may rely and shall be fully protected in relying upon the authority of the County Representative or any such designee to act for and bind County in any such matter.

         2.3 Team Representative. The Team's Vice President of Operations shall be the Teams's authorized representative who shall act as liaison and contact person between the County, Team, and Operator in all matters concerning this Agreement. Team shall have the right to designate a substitute authorized representative by providing written notice thereof to County and Operator. The Team Representative, or his authorized designee, shall respond to requests for review, consents or waivers within ten (10) days after submittal, failing a written notice of disapproval within such time, the request shall be deemed approved or the consent granted. The County and Operator and any other person dealing with Team in connection with this Agreement or any matter governed by this Agreement may rely and shall be fully protected in relying upon the authority of the Team Representative or any such designee to act for and bind Team in any such matter.

         2.4 Operator Representative. The Chief Operations Officer of Operator shall be the Operator's authorized representative who shall act as liaison and contact person between the County,

Team, and Operator in all matters concerning this Agreement. Operator shall have the right to designate a substitute authorized representative by providing written notice thereof to Team and County. The Operator Representative, or his authorized designee, shall respond to requests for review, consents or waivers within ten (10) days after submittal, failing a written notice of disapproval, the request shall be deemed approved or the consent granted. The Team and County and any other person dealing with Operator in connection with this Agreement or any matter governed by this Agreement may rely and shall be fully protected in relying upon the authority of the Operator Representative or any such designee to act for and bind Operator in any such matter.

         2.5       Permitted Uses.    Unless otherwise specifically set forth
herein, the Team shall be permitted to use the Licensed Premises for one or more of the following purposes and uses (the "Permitted Uses"). Team shall be permitted to use the Licensed Premises for the presentation of Hockey Events and any activities related to or consistent with the presentation of Hockey Events, including pre-and post game events (intermission shows, concerts or other entertainment), Warm-Up Sessions, Practice Sessions and Promotional Hockey Exhibitions. Team shall use the Team Spaces for their intended purposes. The Team shall also be permitted to use the Licensed Premises to store Team Equipment and other Team property; to conduct the marketing, advertising, business and operations of the Team; as administrative space for the Team's employees, officers, coaches and office personnel; for treatment, rehabilitation and other medical needs of Team personnel; for use by the print, voice, television, video, and radio media for watching, broadcasting and reporting on Hockey Events and covering other Team activities; for sales of Hockey Tickets, Sponsor Signs, Non-Consumable Concessions and for other activities related to Team operations and the production of Team Revenue; for use by NHL designated officials; for Team players' lounges, interactive games, and for any other Team use not inconsistent with the foregoing.

         2.6       Scheduling of Hockey Events.

                   2.6.1 County and Operator acknowledge that the Team shall have first priority with regard to the scheduling of Hockey Events. Each year during the License Term (and in the year prior to the year of the License Commencement Date) at least thirty (30) days prior to the date on which the NHL requires notice of preferred scheduling dates, the Team shall inform Operator of at least fifty-six (56) dates that it wishes to reserve for regular season Home Games and five (5) dates that it wishes to reserve for Exhibition Games for the upcoming Hockey Season and Operator shall reserve such dates and not schedule any other Events at the Facility on such dates. Notwithstanding the foregoing, if at the time the Team provides Operator notice of its preferred dates for Hockey Events, there is a previously scheduled Event, including a County Event, which conflicts with any such date then Operator shall inform Team of such conflict within forty-eight (48) hours of Operator's receipt of the preferred dates and Team shall elect an alternate date or dates and provide such dates to Operator which shall be reserved by Operator. Team may increase the number of preferred scheduling dates as necessary to comply with NHL requirements. Operator shall reserve such dates for Team until the NHL releases the official schedule for such Hockey Season, at which time, the scheduled dates shall be reserved and the remaining dates shall be released.

                   2.6.2 Each Hockey Season during the License Term (and in the year prior to the year of the License Commencement Date), Operator shall, upon consultation with Team, reserve for Team at least 2 days per week (spaced not less than 1 day apart or more than 2 days apart) commencing the week following the conclusion of the regular scheduled portion of the Hockey Season and continuing through the conclusion of the NHL's scheduled post-season playoff period ("Playoff Period"). Team shall notify Operator as soon as possible following receipt of the dates of the Play-Off Period from the NHL. Operator will not schedule an Event for any date reserved for Play-Off Games.

                   2.6.3 As soon as Team has been mathematically eliminated from participating in the Play-off Games, Operator shall be free to release all reserved dates and may schedule other Events on such dates.

                   2.6.4 If any Hockey Event shall be postponed, canceled or rescheduled after Operator has reserved a date therefor or, if the Hockey Season is extended or otherwise altered and no other Event has been previously scheduled for such date(s), Operator shall reserve the date(s) for such Hockey Event requested by Team. If a date requested by Team has been previously scheduled for another Event, then Team may designate an alternate date for such Hockey Events and Operator shall reserve such date(s) for the postponed, canceled or rescheduled Hockey Event(s).

                   2.6.5 Subject to general availability and reserved not more than thirty (30) days in advance, the Team shall also have the right to use the Facility for marketing functions for its sponsors, public skating for fans, or for a junior sports league or other marketing uses that Team may determine provided the Team shall reimburse the direct expenses for such use.

         2.7 Term of License. This License Agreement shall be effective as a contract as of the date hereof, but the Team's right and obligation to use the Facility, Team's duties and obligations hereunder, and therefore the License Term, shall not begin until the License Commencement Date (although the parties shall have vested rights as of the date hereof as outlined in this Agreement) and, subject to termination and extension as herein provided, shall end on the License Expiration Date. Within twenty (20) days after the License Commencement Date, the parties shall confirm in writing the actual License Commencement and License Expiration Dates, which confirmation shall be attached hereto so as to become a part hereof. Within twenty (20) days after the conclusion of any Abatement Period, the parties shall confirm in writing the date of commencement and the date of conclusion of such Abatement Period and if the duration of the Abatement Period was at least ninety (90) days, the License Expiration Date shall be extended for the entire duration of the Abatement Period. Each such confirmation shall be attached hereto so as to become a part hereof. Within twenty (20) days after the Team's exercise of each of its Extension Options, the parties shall confirm in writing the date of commencement and the date of conclusion of such Extension Term and the extended License Expiration Date.

         2.8 Options to Extend. Provided that this Agreement has not previously been terminated as provided herein and provided that the Team is able to obtain and deliver to County an opinion of County's bond counsel for any tax-exempt Bonds (the "County's Bond Counsel Opinion") stating that the Extension Term (or any Subsequent Extension
Term) will not adversely impact the tax-exempt status of such obligations, the Team shall have the option and right (each an "Extension Option") to extend the License Term, upon the terms and conditions set forth herein, for up to two (2) additional terms (each an "Extension Term") of five (5) years each, commencing on the initial License Expiration Date or the extended License Expiration Date, subject to earlier termination as provided herein. The Team shall exercise such Extension Option(s) by delivering written notice to Operator and County not less than six (6) months nor more than eighteen (18) months prior to the then current License Expiration Date. In addition to the foregoing, if Team wishes to renew for additional five (5) year terms (each a "Subsequent Extension Term"), then Team shall have the right to so extend provided Team shall deliver County's Bond Counsel Opinion to County. The Team shall exercise such Subsequent Extension Term by delivering written notice to Operator and County not less than six (6) months nor more than eighteen (18) months prior to the then current License Expiration Date.

         2.9 Abatement. If the cause or the effect of an Abatement Period prevents the playing of Hockey Events in the Facility, then during the pendency of such Abatement Period, the Team shall not be required to play the Home Games in the Facility and shall have no obligation to pay Rent or any other sums payable by Team hereunder during the pendency of such Abatement Period. Within thirty (30) days after the commencement of any Abatement Period, the party claiming the right to abate any obligation hereunder due to the cause of such Abatement Period shall notify the other party of such claim and upon such notification may commence abating such obligation. If the party receiving such notice disputes such claim, such dispute shall be submitted to ADR pursuant to Article XX within ten (10) days after receipt of such notice. Notwithstanding the foregoing, no Abatement Period shall relieve the Team from its obligations under the Guaranty Agreement.

         2.10 Condition of the Licensed Premises. The Team acknowledges that the Arena shall be constructed in accordance with the Program Requirements in the Development Agreement which, when determined, shall be attached to this License Agreement. The Arena will be a state-of-the-art, multi-purpose sports and entertainment facility, including related surface parking and marshaling/loading areas, designed and constructed to support the occupancy of a NHL hockey franchise and to host other sporting events, family shows, concerts, and related events. The Arena will include approximately 750,000-850,000 square feet in at least three (3) public concourses, as well as mechanical and service levels and may include appropriate amenities, such as clubs, restaurants, sports bars, retail shops, and interactive game rooms among other features. The Arena will be equipped with modern technological systems for acoustics, utilities (including wiring all meeting spaces for television broadcast and reception), seating configurations (including adjustable or exchangeable systems designed to perfect the difference in sight lines for hockey and other sports), event transition, food and beverage facilities, live radio and television production and broadcast facilities and equipment, loading/unloading, mechanical systems, lighting, video distribution, ice plant, storage, furnishings, vertical transportation, environmental graphics and signage, video display boards, scoreboards, exterior marquees, advertising displays, sound distribution and other features designed to provide patron, employee and tenant conveniences. The Arena will include the following approximate capacities for General Seating and Premium Seating:

                   18,000   - 19,500 seats for hockey
                   19,000   - 21,500 seats for other sports
                   20,000   - 21,500 seats for concerts (assumes seating behind
                                     the stage)

The Arena capacities listed above will include Premium Seating, the number of which is currently unknown.

         The Arena will include, without limitation, the following systems.
The lighting systems in the arena bowl shall be equipped with a dimming system for simplicity and ease of covering and uncovering such lighting. The air conditioning and heating systems and air flow patterns shall be designed to have minimal effect on the ice surface. The Arena shall include the rink floor, boards and ice surface of the best available construction; state-of-the art bracketless glass systems (Crystaplex or some other substantially similar system satisfactory to Team) surrounding the rink floor, plus replacement glass and systems as reasonably requested; penalty box; directional signs and markings; scorers' tables and chairs; press tables; player benches; dasher boards meeting or surpassing all NHL specifications and including rotating dashers if requested by Team; training rooms (not including equipment), equipment room (not including equipment), storage room, laundry room (not including equipment), whirlpools, players' lounge, spouse's lounge, a VIP room, dressing rooms (equipped with a pool for player rehabilitation), locker room facilities comparable in size and fit out in a manner customary with other modern, state-of-the-art facilities housing NHL teams including a storage space as part of its locker room area, diagnostic imaging room (not including equipment); a cooling system; ice making equipment for the rink surface, consisting of no less than 300 tons of ice plant capacity and all state-of-the-art ice making and water purification systems; a Communication System; radio and television booths adequately equipped and wired; press rooms; two (2) state-of-the-art Zamboni-type ice cleaning and resurfacing machines; and all other equipment and facilities as commonly provided by similar facilities and required for the conduct of the Hockey Events in compliance with NHL requirements and normally accepted NHL procedures in a manner consistent with the Quality Arena Standard. The Team Locker Room shall include adequate electrical connections and capacity for drying Team equipment.

         2.11 Traffic Mitigation. The County hereby agrees to use its best efforts, in conjunction with the State of Florida Department of Transportation and the City of Sunrise, to mitigate any traffic related issues, so that ingress and egress projections by the County's traffic engineers and other transportation consultants are not in excess of the capacity of the roadways and other transportation modes leading to and from the Project Site. For purposes hereof, such "best efforts" means, without limitation, that the County shall (i) contract for a professional traffic engineering study to assess traffic impacts of the Facility and recommend roadway improvements for mitigation and (ii) pursue implementation by the City of Sunrise, the County or the State of Florida Department of Transportation of the recommended improvements from appropriate funding sources other than general revenues of the County.

         2.12 Termination. Notwithstanding any contrary provision hereof, in the event negotiations with a general contractor hired by the Project Developer result in a definitive determination (attested to in writing by the Contractor) that the Project cannot be opened or be issued a certificate of occupancy prior to commencement of the 1998-99 Panthers Hockey Season, then the Team has the option to terminate this License Agreement; provided, however, a written notice of such termination shall be delivered to the County not later than June 1, 1996 (unless such date is extended by mutual agreement of the Team, the Operator and the County) which shall be based solely on the reasonable determination by the County and the Team that the Project cannot be Substantially Completed prior to commencement of the 1998-99 Panthers Hockey Season. This Agreement shall also terminate if the Development Agreement is terminated pursuant to Sections 8.1 and 14.1 thereof (except as otherwise expressly provided in such Section 14.1). In the event of a termination pursuant to this provision, upon payment of any sums then owing hereunder by either party to the other, whether because of a default hereunder or for payment of their respective shares of pre-development costs, as provided in
Section 8.1 of the Development Agreement, the parties shall be released from all future obligations hereunder but neither party shall be released from any liability under the Development Agreement that has accrued pursuant to the Development Agreement on or before the date of such termination.

         A default by the Project Developer or the Operator pursuant to the Operating Agreement which is not cured, or following a reasonable cure period does not result in the replacement of the Project Developer or the Operator by the County, shall not enable the Team to terminate this Agreement.


                                  ARTICLE III

                       RENT, TEAM LOAN AND TEAM GUARANTEE

         3.1 Rent. Subject to Abatement as provided in Section 2.9 hereof, in consideration to be paid to Operator for the Team's license and right to use the Facility as herein provided, the Team shall pay the Base Rent and the Incentive Rent, if any, plus applicable sales taxes thereon. Team shall pay the Rent, without deduction, offset, prior notice or demand regardless of whether the County or Operator is in default hereunder or in the payment of debt service on the Bonds or whether the Operator or County is in default under the Operating Agreement. The Rent payable to the Operator shall be deemed Facility Operating Revenue. All payments of Rent shall be in lawful money of the United States of America in cash or other immediately available funds.

         3.2 Base Rent. The Team shall, on or before the first day of each month during the Hockey Season prior to any Home Games being played, and without notice, delay or the benefit of a grace period, remit the Base Rent, which shall be an amount equal to the total number of Home Games scheduled for said month times Seven Thousand Five Hundred Dollars ($7,500.00), plus all applicable sales taxes. The Base Rent shall be paid to Operator irrespective of the number of Hockey Tickets issued, sold or otherwise distributed.

         3.3 Seat Use Charge. Upon written notice to Team at least one hundred eighty days prior to the commencement of a Hockey Season, Operator may initiate, modify or change the Seat Use Charge. The Team shall collect and deliver to Operator the Seat Use Charge monthly in arrears, on or before the fifteenth (15th) day of each calendar month in respect of Home Games played at the Facility during the preceding month.

         3.4 Pass Through Expenses. The Team shall pay the Hockey Event Staffing Expenses, up to the Pass Through Expenses Cap, on or before the fifteenth (15th) day of each calendar month following receipt from Operator of a statement outlining all such Hockey Event Staffing Expenses incurred in respect of Home Games played at the Facility during the preceding month. The Team shall also pay the Hockey Utility Reimbursable Expenses, up to the Pass Through Expenses Cap, to Operator annually on or before the first day of the second month following the end of each Fiscal Year during the License Term. Team shall only be required to annually pay Operator an amount of Pass Through Expenses equal to the Pass Through Expenses Cap. The Pass Through Expenses payable to Operator by Team shall be the reimbursement of direct costs incurred by Operator.

         3.5 Incentive Rent. In recognition of Operator's opportunities to procure and retain personnel with certain economies of scale, Operator shall be entitled to receive, each year during the License Term, Incentive Rent, plus applicable sales taxes, from Team on or before the first day of the second month following the conclusion of the Fiscal Year. Incentive Rent shall be calculated using the aggregate Ticket Receipts, Base Rent, and Pass Through Expenses (up to the Pass Through Expenses Cap) incurred, paid or determined by Team during the immediately preceding Fiscal Year.

         3.6 Supplemental Rent In the event that Team determines that certain capital or other infrastructure improvements at the Facility are necessary for the prudent and efficient operation of the Facility, then Team shall propose to Operator and County and the Board may, subject to the County's credit standing and debt capacities, use diligent, good faith efforts to facilitate the financing and construction of such improvements. The County agrees, subject to necessary Board approvals from time to time, shall utilize diligent, good faith efforts to secure such financing at the lowest cost of capital, whether taxable or tax-exempt, and may at its option identify legally available non-ad valorem revenue sources which could be contributed to assist
or enable the underwriting or credit enhancement of the financing.   Upon
completion of such improvements, Team shall be obligated to pay supplemental rent to the Operator and the Operator will include as an Incremental County Preferred Revenue Allocation pursuant to the Operating Agreement, when considered along with any other dedicated County sources, if any, (subject to adjustment for certain federal income tax considerations relating to the Bonds) in an amount equal to the annual debt service cost of financing such additions or improvements amortized over the remainder of the License Term or such other term as mutually agreed.

         3.7 Team Loan to County for Debt Service. The Bonds, when issued, will provide for Revenue payments to be made commencing with the first scheduled Debt Service Payment Date and continuing semi-annually or quarterly until the Bonds have been paid in full. The County wishes to assure itself that it has access to sufficient funds that, when considered together with the Pledged Tax Receipts, will enable it to timely pay amounts required under the Bonds. Accordingly, Team and County agree that, provided the Pledged Tax Receipts are legally eligible to be used for the purposes set forth in the Bonds then, upon ten (10) days prior written notice or demand from the County, regardless of whether the County or Operator is in default hereunder or is in default in the payment of debt service on the Bonds, and regardless of whether the Operator or County is in default under the Operating Agreement, the Team shall make, at County's request, a loan to the County (the "Team Loan") as described below. County acknowledges and agrees that Team shall have no obligation to make a Team Loan to County if a change, revision or other amendment to the law or ordinance that authorize the collection of the Pledged Tax Receipts or their use in connection with the Project, is enacted. The Team Loan shall be an amount equal to the difference between Pledged Tax Receipts received by County during the semi-annual period beginning and ending six (6) months prior to the applicable Debt Service Payment Date (the "Measuring Period") and $5 million. The Team Loan shall be evidenced by a Promissory Note or other evidence of indebtedness satisfactory to Team. The County shall only use the Team Loan to make debt service payments required under the Bonds. Notwithstanding the above, Team shall have no obligation to make a Team Loan to County if the cumulative Pledged Tax Receipts, beginning with the first Measuring Period, exceed $5 million x the number of previous Measuring Periods, plus the amounts of Team Loans repaid to Team during such prior Measuring Periods. The County covenants and agrees that the first use of all Pledged Tax Receipts received during the Measuring Period in excess of $5 million, at such Debt Service Payment Date (the "Excess Pledged Tax Receipts"), shall be used to repay the Team Loan(s), plus accrued interest thereon at the Premium Rate. The County further covenants and agrees (i) that it shall not take, use or apply any of these Excess Pledged Tax Receipts received during the Measuring Term until the Team Loan(s), plus accrued interest thereon, have been repaid in full and (ii) that County shall not pledge the Excess Pledged Tax Receipts unless such pledge shall recognize that the first use priority for the Excess Pledged Tax Receipts shall be to repay the Team Loans plus accumulated interest. The Team Loans shall be repaid to the Team from Excess Pledged Tax Receipts at any Debt Service Payment Date. Team's obligation to make Team Loans shall terminate when the debt service on the Bonds has been paid.

         3.8 County Preferred Revenue Allocation. The Team shall execute and deliver to the County a Guaranty Agreement at the time of execution of this License, in substantially the form attached hereto as Exhibit 3.8. The Guaranty Agreement shall evidence the covenants and agreements of the Team to make Team Loans pursuant to Section 3.7 and shall guarantee the Operator's obligation to pay the County Preferred Revenue Allocation to County pursuant to the applicable provisions of the Operating Agreement. The Guaranty Agreement and the Guaranty provided herein shall terminate upon the full payment satisfaction of the debt service on the Bonds. The Guaranty Agreement shall provide that if the Operator fails to make a County Preferred Revenue Allocation to the County at least ten (10) days prior to the applicable Debt Service Payment Date then the Team shall pay the County Preferred Revenue Allocation to County within five (5) days prior to such Debt Service Payment Date.

         3.9 Reduction of County Preferred Revenue Allocation. In the event (i) Operator determines pursuant to the Operating Agreement to use the cash proceeds received from the sale of personal seat licenses prior to the Operations Start Date to prepay or redeem a portion of the Bonds to the extent permitted under the Plan of Finance (attached as Exhibit C to the Development Agreement), (ii) Project Developer develops the Project for an amount less than the amount set forth in the Land Acquisition and Project Development Budget and such amount is not used to make additional improvements to the Project or (iii) Operator sells the rights to conduct Concessions at the Facility to a third party and the Operator, Team and the County mutually determine to use the proceeds of such sale to redeem or prepay a portion of the Bonds to the extent permitted under the Plan of Finance, then, in any such events, the County Preferred Revenue Allocation shall be reduced each year during the Term by an amount equal to the amount that the collective amount of the foregoing prepayments or redemptions serve to reduce the annual debt service payments on the Bonds (the "County Preferred Revenue Allocation Reduction").

         3.10 Team Spaces. In consideration of the Team's payment of Base Rent and Incentive Rent, Team shall have the sole right to use and occupy the Team Spaces for the License Term and any Extension Term.


                                   ARTICLE IV

                          TEAM REVENUES, TEAM EXPENSES
                        AND REVENUE SHARING ARRANGEMENT

         4.1 Team Revenues. The Team shall exclusively own and possess all Ticket Receipts, Team Concession Revenues, revenues received in connection with Sponsor Signs, sponsorship receipts including pay television, television and radio broadcasting, promotional and or Team sponsorship fees received or collected in connection with the conduct of Hockey Events, revenues from the sale of Non-Consumable Concessions sold during Hockey Events and other items sold at the Team Retail Store, and all of the distributions to Team of Net Operating Income pursuant to the Revenue Sharing Arrangement.

         4.2 The Team Retail Store. The Team Retail Store will be managed and operated by the Team. All revenues from sales of Non-Consumable Concessions in the Team Retail Store shall be sole and exclusive revenue of the Team and shall not be deemed Facility Operating Revenue. The Team Retail Store shall be open at such times as determined solely by Team and Operator, but the Team Retail Store may be open at all times that a Hockey Event or any other Event is conducted at the Facility. The Team Retail Store may be designated as the exclusive vendor of certain Team or other sports related Non-Consumable Concession items at the Facility which items shall be chosen by Team with consultation of Operator.

         4.3 Team Expenses. Other than maintenance, custodial and utility expenses, which shall be a Facility Operating Expense, all expenses related to operation of the Team Office Space and the

Team Retail Store including personnel costs, and other costs of the Team's office and retail store operation, shall be borne by the Team and shall not be treated as a Facility Operating Expense. The expenses of operating the Team Retail Store shall be borne solely by the Team from its own resources and the Operator shall have no responsibility for payment for such expenses. All personnel utilized for the Team Retail Store shall be personnel of the Team and not the Operator. Team shall also be responsible for all other operating expenses of the Team (that are not Facility Operating Expenses) including, without limitation, salaries and employment benefits for Team players, employees, contractors and agents, expenses for insurance that Team is required to maintain pursuant to Article XIV and the Team's obligations under the Guaranty Agreement.

         4.4 Net Operating Income; Revenue Sharing Arrangement. The County shall require the Operator in the Operating Agreement and Operator affirmatively agrees to distribute the Net Operating Income for each Fiscal Year due to the Team (or to Team's assigns pursuant to Section 12.1 hereof) and to the County pursuant to the Revenue Sharing Arrangement no later than 90 days following the end of such Fiscal Year. In making payments of Facility Operating Revenue from the Operating Fund, Operator shall distribute such funds in the order of priority and at such times as described in Section 5.3 of the Operating Agreement. For purposes of this Agreement, the term Revenue Sharing Arrangement means the agreement between County and Team to share the annual Net Operating Income of the Facility throughout the License Term. The Revenue Sharing Arrangement provides that the Operator shall distribute the first $14 million of annual Net Operating Income to Team and shall distribute all Net Operating Income in excess of $14 million eighty percent (80%) to Team and twenty (20%) to County. The Revenue Sharing Arrangement shall not be adjusted for inflation. Any adjustment to the amounts of Net Operating Income distributed to County or Team due to audit adjustments shall be distributed to or collected from the County and Team by the Operator no later than 30 days after final audited statements of the Team and the Operator are completed.


                                   ARTICLE V

                            MANAGEMENT AND CONTROL,
                         MAINTENANCE AND EVENT STAFFING

         5.1     Management and Control.   The Operator shall be responsible
for the safety and security of the Facility at the Hockey Events including, without limitation, the determination upon consultation of Team, of security staffing levels and patterns, the inspection and approval of security measures and the exclusion or ejection of persons or items in the interest of safety or security. The Operator shall provide such security personnel for the Hockey Events both within and outside the Facility as shall be necessary to maintain and ensure public order and safety in and around the Facility, for the successful and interruption-free operation of the Hockey Event and to protect the parties and the users thereof. The Team shall comply with such reasonable rules governing the security of the Facility as shall be established by the Operator from time to time consistent with NHL requirements and the provisions of this License Agreement. In the conduct of its management and operations of the Facility, Operator shall cooperate with Team to insure that due consideration is given to Team's customer service goals and for receipt of Team's input on all staffing and customer service matters. Operator shall manage and operate the Facility at all times during Hockey Events in a manner consistent with the Quality Arena Standard. Operator and County shall procure for Team and for the Facility all of the police, traffic management, fire, paramedic, ambulance, hazardous materials response team, and other services to be provided by the City of Sunrise pursuant to the Sunrise Letter of Agreement.

         5.2 Utilities and Maintenance. The County shall cause the Operator to furnish all water, heat, air-conditioning, electricity, gas, telephone, janitorial and other services and utilities necessary for the operation of the Facility, for the conduct, in comfort, of the Hockey Events, Practice Sessions and for other related Team uses of the Facility as provided herein and in a manner consistent with Quality Arena Standard. The electricity for the Facility shall be sufficient to light the Arena with the degree of illumination required for color televising and broadcast of the Hockey Events and shall at all times be sufficient, in the Team's reasonable view, to permit the Team to fully enjoy all of the Team's other uses permitted under this License Agreement. Notwithstanding the above, neither Operator nor County shall be responsible for an interruption of utility services that is beyond their control. Operator will provide cleaning services necessary to clean and maintain the Licensed Premises in a manner consistent with the Quality Arena Standard for all Hockey Events and other Permitted Uses. The County shall cause the Operator to furnish, operate and maintain in good, clean order, condition and repair the Facility and its fixtures, machinery, equipment, improvements and other components including, without limitation, all plumbing, heating, air-conditioning, electrical and gas connections and systems; the Communication System; the Common Area; the Premium Seating and all regular seating; the rink floor and the remainder of the Licensed Premises, the Team Spaces, so that the Facility shall be in a condition ready for each Hockey Event, Practice Session or other related Team use as provided herein in a manner consistent with the Quality Arena Standard. Neither Team nor Operator nor County shall diminish or eliminate any of the facilities or equipment required for the Hockey Events without the Team's prior written consent other than in replacing furniture, fixtures and equipment which is damaged or obsolete. In performance of its maintenance duties, the Operator shall make such replacements, repairs and renovations of the Facility and its equipment (excluding Team Equipment) as is required so that the Facility (including inside the Arena and the outside Arena landscaped areas) shall be in good, clean order, condition and repair in compliance with the Quality Arena Standard and with NHL and applicable governmental regulations, requirements and standards reasonable wear and tear excepted. The Team shall provide the Operator with any changes in the NHL requirements or procedures as adopted. County shall implement the terms of the Sunrise Letter of Agreement and cause the City of Sunrise to provide Team and the Facility with all of the water, sewer and natural gas utilities referred to in such agreement.

         5.3 Condition of Arena on Day of Hockey Events and Practice Sessions. On the day of each Hockey Event, except as provided in Section 2.1 of this License Agreement, Operator shall provide the Licensed Premises in a condition consistent with Quality Arena Standard for Team's use for the conduct of Hockey Events. Specifically, but not by way of limitation, this obligation includes: the furnishing of the ice playing surface in Quality Arena Standard condition and meeting all NHL requirements on the day of such Hockey Event for purposes of allowing Team and the visiting teams to conduct Warm-Up Sessions; the furnishing in good operating order, condition and repair on the day of each Hockey Event in a condition consistent with Quality Arena Standard of all required goals and backup goals, nets, lines and striping, dasherboards; protective glass systems, photographers booth(s), time keeper booth(s), player penalty boxes, on-ice officials box, goal judge boxes, goal lights, two (2) Zambonis, adequate signs and markers, team benches, tables and chairs, line marking, complete and effective lighting system, Communication Systems, phone hookup from each bench on ice level to respective coaches and assistant coaches, radio and television booths, and all other special equipment and facilities then necessary or desirable for the performance of the Hockey Event. Operator shall provide for each Practice Session those facilities and equipment necessary or desirable therefor in accordance with Quality Arena Standards.

         5.4 Staffing for Hockey Events. At its expense, the Team shall employ the players, officials, timers, scorekeepers, scoreboard operators, public address announcer and other persons directly engaged in the conduct of the Hockey Events. The Operator shall furnish trained employees sufficient for the operation and maintenance of the Facility for the Hockey Events including an event coordinator, parking lot attendants, plumbers, electricians, carpenters, maintenance crew and supervisors qualified to operate the Facility and its equipment which expenses shall be Facility Operating Expenses. The County shall provide in the Operating Agreement that all necessary functions for the staffing and operation of the Facility, its facilities and equipment, shall be properly performed by the Operator so that the Hockey Events may be conducted with adequate protection of the interests of the parties and of the public and in a manner consistent with the Quality Arena Standard. The Operator shall also employ Event Staff (ticket sellers, ticket takers, ushers, first aid attendants, security personnel, janitors, cleaning personnel and other personnel) in such number and with such qualifications as the Team may require for the conduct of Hockey Events consistent with NHL requirements and procedures and in a manner consistent with the Quality Arena Standard. In meeting the Quality Arena Standard, Operator shall consult with Team on all issues relating to staffing levels and composition during Hockey Events and during times of other Team uses of the Facility. Team shall be able to establish reasonable grooming, dressing and cleanliness standards for Hockey Event Staff and other Operator employees who will have contact with Hockey Ticket holders, Team guests and patrons during Hockey Events. The Team shall have the right to require Operator to implement certain customer service, security and hospitality training of Hockey Event Staff that meets the Team's goals and in order to meet customer service, security and hospitality consistent with the Quality Arena Standard. All Event Staff that Operator is required to provide for Hockey Events pursuant to this Section 5.4 shall be known as Hockey Events Staffing. Team shall reimburse Operator for the Hockey Event Staffing Expenses as provided in Section 3.4 hereof.

         5.5     Ice Making.  Operator agrees that, upon at least twenty-four
(24) hours advance notice and subject to scheduling of other Events at the Facility, Team may require that Operator remove the existing ice surface at no cost to Team if such surface shall not meet any NHL requirement or any Hockey Rules. In addition, Team may require Operator to remove and replace the ice surface, at no cost to Team, up to three (3) times per Hockey Season, such replacement to occur at Operator's earliest opportunity.


                                   ARTICLE VI

                                  CONCESSIONS

         6.1 Operation of Concessions. The Operator, itself or through its Concessionaires, shall diligently operate all Concessions operations at the Facility (except for the Team Retail Store which will be exclusively operated by Team or its designee) in a manner consistent with the Quality Arena Standard. In order to conduct the sale of Concessions, the Operator shall self-operate the concessions or contract with third party Concessionaires, provided that the Team shall have the right to approve the parties and terms of any third party agreements to be entered into by Operator for the conduct of the sale of Concessions. Furthermore, in order to maintain the operation of Concessions in a manner consistent with the Quality Arena Standard, the Operator shall insure that all employees engaged in the sales of Concessions to Facility patrons shall participate in quarterly customer service training programs (for which the Team shall be able to provide input as to the organization and substance of same) staged by the Operator, a Concessionaire or third party. Operator agrees that it shall not enter into a Concession Agreement that obligates Operator to sell certain name brand Consumable and Non-Consumable Concession items at the Hockey Events without the prior written approval of Team.

         6.2 Consumable Concessions. Subject to the designation of products by the Team as hereafter provided, the Operator shall determine the kind and quality of Consumable Concessions and shall directly employ the sales personnel or contract with third parties for sale of same. The Team and Operator shall designate the menu, name brands and prices of Consumable Concession products to be sold at the Hockey Events including the rights for beverage pouring rights, but all such products shall be (a) in compliance with all contracts existing at the time of such product designation among the Operator, its Concessionaires and the producers or manufacturers of concession products sold at the Facility; and (b) consistent with NHL requirements. Unless otherwise addressed in the Operating Agreement or in this License Agreement, Concession Revenue from the sale of Consumable Concessions shall be Facility Operating Revenues.

         6.3     Non-Consumable Concessions.

                 6.3.1 Designation of Non-Consumable Concessionaires. In the conduct of Non-Consumable Concessions at the Facility, Operator shall self-operate or contract with third party Concessionaire or the Team to operate Non-Consumable Concessions at the Facility for all or some Events (including Hockey Events) in order to provide customer service and quality merchandise acceptable to the Team and consistent with the Quality Arena Standard. The concession contract will set forth the duties and responsibilities of the Concessionaire applicable to the operation of the Concession.

                 6.3.2 Team Input. The Team, in consultation with the Operator, shall determine the kind, quality, quantity and pricing of Non-Consumable Concessions to be sold at Hockey Events. The number and size of the fixed locations, in addition to the Team Retail Store, where such products may be sold within the Facility shall be established by mutual agreement of the Operator and the Team and shown on the Design Development Documents, consistent with the Quality Arena Standard. Non-Consumable Concessions products shall be
(a) in compliance with all contracts existing at the time of such product designation among the Operator, its Concessionaires and the producers or manufacturers of Non-Consumable Concessions sold in the Facility; and (b) consistent with NHL requirements.

                 6.3.3 Non-Consumable Concession Revenue. All Concession Revenues from sales of Non-Consumable Concessions during Hockey Events shall be Team Revenue. All revenues from sales of Non-Consumable Concessions in the Team Retail Store, regardless of when made, shall be Team Revenue except that revenue from sales of Non-Consumable Concession merchandise received at the Team Retail Store on consignment from the user of the Facility or from Operator shall be Facility Operating Revenue to the extent provided in the use agreement for such Event or to the extent provided in the consignment agreement.


                                  ARTICLE VII

                                  ADVERTISING

         7.1 Marketing, Advertising, Promotion. Operator shall have the exclusive right to post, exhibit or display any Advertising at the Facility and the revenue received by Operator in connection with the sale, lease or license of Advertising shall be Facility Operating Revenue. The marketing, promotion, pricing and sale of Advertising shall be determined and executed initially by the Project Developer and the Team, and after the Operations Start Date (as defined in the Operating Agreement) jointly by the Operator and the Team. In recognition of Team as primary user of the Facility, Operator shall enter into a to-be-negotiated joint marketing/advertising agreement (the "Facility Advertising Agreement") with Team to provide Team with significant input and participation in the marketing and promotion of Advertising and in connection with the sale or license of Advertising at the Facility. Operator agrees that it shall not enter into any agreement for the sale or license of Advertising which provides for the grant of exclusive rights for a specific advertising category in the Facility unless Team shall consent to such sale, grant or license and unless such sale, grant or license complies with the provisions of the Facility Advertising Agreement. In the Facility Advertising Agreement, Team and Operator shall agree to a procedure to resolve any potential conflicts which may arise in the sale of Advertising and Sponsor Signs at the Facility. Operator acknowledges that Team has the exclusive right to sell Sponsor Signs and that Operator may not sell or license any Advertising in locations identified as exclusive areas for Sponsor Signs. Advertising shall not include any advertising or promotional opportunities provided pursuant to NHL league sponsorship agreements and no revenue received by the Team pursuant or attributable to NHL league sponsorships shall be deemed Facility Operating Revenue but shall be Team revenue.

         7.2 Sponsor Signs. Team shall have the exclusive right to sell, grant or license the placement of Sponsor Signs in the following locations (and, except as may be sold by Team, no Advertising shall be located) on the ice hockey playing surface, penalty boxes, dasher boards, player benches, on Team and trainer equipment and visiting team and trainer equipment, in the press room and other media areas, on the rink glass systems, on the Zambonis, on the Hockey Tickets, on Hockey Event Staff, on the video matrix or electronic score boards (for display or distribution of video or audio messages during Hockey Events) on scoreboard streamers, in Team publications and printed material, on Team blimps that operate inside of the Facility, on the signage provided to the Project by the City of Sunrise pursuant to the Sunrise Letter of Agreement and on all other marketing venues and opportunities created by Team inside of the Facility (such opportunities may be created by the Team's utilization of new technologies) during Hockey Events. The Team shall control, bear all expenses and retain all of the revenue from Sponsor Signs. Sponsor Signs shall be of such number, size, material and finish consistent with the Quality Arena Standard. At the reasonable request of Operator, Sponsor Signs shall be covered during other Events at the Facility. To the extent provided in the Facility Advertising Agreement, Advertising shall not violate the exclusivity or other restrictions of the Sponsor Signs. Operator shall have no right or obligation to sell Sponsor Signs; however, if Operator, in its sales of Advertising, shall learn of any Person that wishes to purchase a Sponsor Sign, then Operator shall promptly forward such sales opportunity to Team. In the event that Team has not sold or licensed Sponsor Signs on the dasherboards during Hockey Events, then Team agrees that it shall promptly notify County and make available such unsold dasherboard space for tourism promotion and advertising use at user's sole production cost for as long as such dasherboard shall remain unsold or unlicensed. All revenue from such sales of Sponsor Signs shall be exclusively Team Revenue.

         7.3 Naming Rights. The Team acknowledges that the Operator may sell, license or grant the right to name some or all of the Facility, including naming Facility concourses, the rink or any part of the Facility, subject to NHL regulations and, pursuant to the terms of the Operating Agreement.
Operator shall be free to sell, license or grant the Naming Rights on such commercially viable terms and conditions and at such consideration as Operator and Team shall determine at any time after the date hereof. The consideration to be received in connection with the sale, license or grant of Naming Rights may include barter or trade consideration, up to a maximum of twenty percent (20%) of the aggregate value of Naming Rights consideration. In any Fiscal Year, Team shall be entitled to receive fifty percent (50%) of the actual barter consideration received by Operator in respect of the sale, license or grant of Naming Rights. However, under no circumstance shall such use of barter reduce the revenue recognition by the Operator to the Project, except to the extent attributable to Team Revenues earned in connection with such barter transaction. All of the other revenues (including the remaining barter consideration) attributable to such Naming Rights that accrue either prior to the License Commencement Date or following the License Commencement Date shall be Facility Operating Revenue. Operator shall consult with Team prior to concluding any such sale, license or grant of Naming Rights in an effort to avoid conflicts with Team sponsors and with licensees of Sponsors Signs and in order to maximize revenues from such sales or licenses of Naming Rights and in order to permit the Team to market Sponsor Signs to the Naming Rights purchaser, licensee or grantee.

         7.4 Team Name, Logo and Schedule. Operator shall prominently display Team's name, logo and schedule in areas around the Facility. The size, location and appearance of such displays shall be developed and mutually agreed upon by Team and Operator. In no event shall display of any other tenant be more prominent in size, appearance or frequency than that of Team.

         7.5 Tourism Promotion Spots/Tag Line. Team agrees that during any regular season broadcasts of Team hockey games controlled by Team (exclusive of game broadcasts controlled by NHL and/or by the visiting team) Team shall make available from its unsold inventory, if any, a 30 second spot during each game for promotion of tourism in Broward County, Florida.


                                  ARTICLE VIII

                        RADIO AND TELEVISION BROADCASTS
                            AND OTHER DISTRIBUTIONS

         8.1 Radio and Television Distribution. The Team and/or the NHL shall have the exclusive right to control and to receive the revenue from all radio, television and other media broadcasts, reproductions and transmittals of the pictures, descriptions and accounts of the Hockey Events, and all other activities of the Team and the visiting teams incidental to Hockey Events and Other Hockey Events in the Facility permitted by this License Agreement regardless of the nature of the technology or the medium and whether distributed locally, nationally or otherwise. This Section 8.1 shall include, without limitation, cable television, over the air pay television, multipoint and multichannel multipoint distribution system television, direct broadcast satellite television, subscription television, direct broadcast satellite television, subscription television, master antenna and satellite antenna television and lower power television, closed circuit television, internet distribution and any other technology now or hereafter developed. Team will determine the rates charged for radio and television hook-ups by television or radio trucks or other distribution facilities for all Hockey Events at the Facility (which rates may change as frequently as Team may determine and shall be comparable to the rates charged Team at other NHL Arenas). All such hook-up fee revenues shall be Facility Operating Revenue.

         8.2 Broadcast Revenues. All revenue attributable to radio and television broadcasts or other distributions of hockey games of the kind described in Section 8.1 shall be Team Revenue and/or NHL revenue.

         8.3 Public Areas. Operator shall ensure that the Restaurant Area, Interactive Area, Team Locker Room, private club, and other public meeting areas as set forth in the Construction Documents attached to the Development Agreement or as reasonably designated by Team in the

Program Requirements, shall be wired or otherwise equipped with radio and television distribution inputs and outputs for receipt and transmission of radio and television distribution.


                                   ARTICLE IX

                                    PARKING

         9.1 Parking. The Operator shall control, bear all expenses and collect all revenue from the use of the Arena Parking as Facility Operating Revenue and shall establish parking charges and collect parking revenue in such manner as the Operator may determine. The County will provide in the Operating Agreement that the Operator shall not rent or otherwise commit the Arena Parking in advance to other uses during the Hockey Events. Operator shall provide Team at no charge with exclusive use of on-site parking spaces in reasonably close proximity to the Arena at all times during the License Term for use by Team employees, players, coaches and staff ("Team Parking") in accordance and consistent with the Quality Arena Standard. In addition, Operator shall also provide Team with non-exclusive use of parking spaces for use by patrons of the Team Retail Store. Such use shall be at no charge to the patron except that patrons shall be charged customary parking fees during Hockey Events. These parking spaces can be utilized by Team employees and players without charge. Operator shall designate spaces of Arena Parking as exclusive for the use of Premium Seat Licensees which spaces shall be located among the closest parking spaces to the Arena. Operator shall implement or cause to be implemented any reasonable Team service, grooming and dress standards for parking attendants and valet operators.


                                   ARTICLE X

                            TICKETS, PREMIUM SEATING

         10.1 Hockey Tickets. The Team shall control the pricing, the advertising of and on, and the distribution of the Hockey Tickets for the Home Games and shall receive all revenue from the sale of Hockey Tickets for General Seating for the Home Games, issued either directly by the Team or through agencies or other designees authorized by the Team. Team shall be responsible for issuing all Hockey Tickets for Home Games to Premium Seating Licensees without charge other than the fees charged pursuant to any Premium Seating License. Neither the County nor the Operator shall issue Hockey Tickets or authorize anyone else to do so. No person shall be admitted to a Home Game without a valid Hockey Ticket. During Hockey Events, the Arena scorers' table, ice surface, press room and other designated media areas shall be under the exclusive control of the Team which shall issue all credentials for Hockey Events and other Hockey Tickets therefor.

         10.2 Premium Seating. The Operator and Team shall mutually control the marketing promotion, pricing, sale and licensing of Premium Seating at the Facility. Team shall be responsible for issuing all Hockey Tickets for Home Games to Premium Seating Licensees without charge other than the fees charged pursuant to any Premium Seating License. Notwithstanding the above, the Hockey Tickets distributed to Premium Seating Licensees shall be valued for purposes of applicable sales taxes at no more than the average prices charged for Hockey Tickets for General Seating (except for Play Off Games when Hockey Tickets will be valued at the average Hockey Ticket price for such Play Off Games). All revenues from the sale and licensing of Premium Seating shall be Facility Operating Revenue and all expenses incurred in connection with the marketing, promotion, sale and licensing of Premium Seating shall be a Facility Operating Expense. The Operator shall provide a separate means of access for Premium Seating Licensees at Hockey Events which shall be more convenient than the access provided for General Seating and shall provide such maintenance, services and support to the Premium Seating areas as is at least consistent with the Quality Arena Standard.

         10.3 Tourism Promotion Ticket Purchase. Team shall make available for purchase for tourism promotion in Broward County, Florida up to fifty (50) General Seating Tickets for each Hockey Event at the Facility. If requests have not been exercised to purchase such Tickets at least one (1) week prior to the scheduled date of such Hockey Event then Team shall have no further obligation to reserve such Tickets and Team shall be free to sell such Tickets.


                                   ARTICLE XI

                                RECORDS, AUDITS

         11.1 Team Records. The Team shall maintain full, true and complete books and records of all transactions upon which all Rent and other sums payable hereunder are computed. On the 15th day of each calendar month following a month in which Home Games were played in the Facility, the Team shall provide the Operator with a copy of the official Ticket Receipts statements or other manifests provided to the NHL for the Home Games played during the preceding month. Within 120 days after each Hockey Season during the License Term, Operator's independent auditor shall have reasonable access to necessary records in order to review, certify, and audit the Ticket Receipts (and any other sums collected by the Team on behalf of the Operator) to insure compliance with the terms of this License Agreement. If the audit report discloses an overpayment or underpayment of Rent, then within 15 days following the issuance of the audit report, the Team shall pay to the Operator, or the Operator shall refund to the Team, the applicable underpayment or overpayment. The County acknowledges that certain Team records or information examined or obtained hereunder by the County via the Operator is considered "Trade Secret Information" pursuant to F.S. 815.045 and that any such information is proprietary, and expressly made confidential and exempt from the public records law. The County acknowledges and agrees that disclosure of any such Trade Secret Information to another person would negatively impact the business interests of the Team in the marketplace. County further covenants and agrees that at all times during the Term and any Extension Term, County shall (i) hold the Trade Secret Information in confidence and refrain from disclosing the Trade Secret Information or transmitting any Trade Secret Information to any other Person; (ii) use the Trade Secret Information solely in connection with this License Agreement and for no other purpose; and (iii) take all precautions necessary to ensure that Trade Secret Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior consent of Team. The County further covenants and agrees to notify Team if it receives a request for disclosure so that Team may vigorously defend any claims or disputes arising from efforts by others to cause such Trade Secret Information to be disclosed as a public record. The County further agrees to amend this Agreement as necessary to further protect Trade Secret Information.

         11.2 Facility Records. The Operator shall maintain full, true and complete books and records with respect to the operations of the Facility and the calculation of Net Operation Income in accordance with generally accepted accounting principles and shall keep such records for three (3) years after the Fiscal Year to which they pertain. Operator shall timely provide Team with the Financial Reports required pursuant to and at such times required by Section
7.3 of the Operating Agreement. Within 60 days after each Fiscal Year, the Operator shall provide the Team a certified audit of Facility operations for such Fiscal Year conducted in accordance with generally accepted accounting standards by a nationally recognized accounting firm chosen by Operator. The audit shall be conducted for the benefit of the parties and the cost of which shall be a Facility Operating Expense. The Team or its attorneys or accountants, shall be entitled to inspect the books and records of the Facility, at the offices of the Operator at reasonable times upon forty eight
(48) hours notice. At its expense, the Team may annually conduct an audit of the books and records of the Facility. After thirty (30) days written notice by the Team, Operator shall provide or make available to the Team, all books and records requested by Team, to conduct such audit. If either audit reveals an overpayment or underpayment of the Net Operating Income distributed to Team, then Operator shall either pay or collect from Team the underpayment or the overpayment, as the case may be, within thirty (30) days. In the event of a discrepancy between such audits the auditing firms shall reconcile such discrepancy and inform the parties of their results.


                                  ARTICLE XII

                                   ASSIGNMENT

         12.1 Right to Assignment. Except as provided in Section 17.1 the Team shall have the right to assign this License Agreement in connection with the sale of its Franchise (or in connection with the sale of the general partner and/or majority of partnership interests of the Team) in compliance with NHL requirements (the Team shall provide the County and Operator with a copy of the transfer application at the time it is submitted to the NHL) and shall have the right to assign this License Agreement to a Public Entity Assignee in compliance with NHL requirements. Any transferee or purchaser of the Team's Franchise or the Public Entity Assignee shall expressly assume all of the obligations of the Team under this License Agreement. The Team shall require the transferee or the Public Entity Assignee to execute an Assignment and Assumption Agreement in such form and content as is reasonably acceptable to the County and Operator. Any such transfer shall conform to the terms and restrictions of the Operating Agreement and this License Agreement. Except for the foregoing, the Team shall not assign or transfer its rights or interest in this License

Agreement without the prior written consent of County and Operator, which consent may not be unreasonably withheld or delayed except that Team shall have the right to assign some or all of its share of Net Operating Income to an Affiliate. Upon any transfer pursuant to this Article XII, the transferor shall be released from all of its obligations under this License Agreement, including Team's obligation of the Guaranty Agreements, except for accrued and unpaid obligations.



                                  ARTICLE XIII

                   TEAM EQUIPMENT; ADDITIONS AND ALTERATIONS

         13.1 Team Equipment; Additions. At its expense, the Team may place such Team Equipment in the home team locker room of the Facility as is necessary for the conduct of the Home Games and the other Permitted Uses to the Team hereunder. The Team Equipment shall be the property of the Team and may be removed at any time the Team is not in default hereunder.

         The Team shall not make Additions to the Facility with a total cost in excess of $100,000.00 without the County's prior written consent, such consent not to be unreasonably withheld or delayed. In seeking County's consent, Team shall provide County and Operator with notice, construction plans and specifications of the Additions as well the schedule of construction in order to avoid conflicts with other Events at the Facility. As a condition to such consent, Operator and County shall have the opportunity to review such plans (provided Operator and County do not unreasonably delay) and may impose such reasonable requirements as it may deem necessary including, without limitation, the posting of appropriate bonds prior to the commencement of any such construction. Upon installation, the Additions shall become a part of the Facility and the property of the County. The Team shall keep the Facility free from, and shall indemnify the Operator and County with respect to, all Liens incurred or permitted by the Team in installing the Team Equipment or constructing Additions. If within 60 days following the filing or other assertion of any such Lien, the Team does not cause such Lien to be released in a manner satisfactory to the County (such as by posting a bond or other acceptable security), the County shall have the right but not the obligation to cause the Lien to be released by any means the County deems proper including, without limitation, payment of the Lien. All reasonable sums paid and expenses (together with interest thereon from the date incurred until paid at the Premium Rate) incurred by the County in connection therewith including, without limitation, attorneys' fees and costs, shall be payable by the Team upon demand by the County. Team shall provide Operator and County with a copy of the "as built" construction plans and specifications for such Additions.

         Notwithstanding the foregoing, Team may make (i) Additions with total cost less than $100,000.00, and (ii) interior, nonstructural alterations, installations, decorations, additions and improvements to the Licensed Premises including changes to plumbing, fixtures, and to electrical systems which are minor in nature such as switches, cables, outlets and fixtures, or other apparatus of like nature without the consent of Operator or County. All such Additions or changes, including the preparation of plans, specifications and engineering reports prepared therefor, shall be done at Team's sole cost and expense, shall be done in a good and workmanlike manner, free of all material defects, shall not weaken or impair the structural strength of the Arena or fundamentally affect the character or suitability of the Arena for use as a hockey arena, shall be in compliance with all applicable laws, orders, regulations and requirements of all Governmental Authorities and boards of fire underwriters having jurisdiction thereover and shall be done in a manner as to not unreasonably interfere with the operation of the Arena. Team shall provide Operator with timely notice of and a schedule of such Additions and shall provide Operator and County with a copy a copy of the "as built" construction plans and specifications for such Additions and/or such other changes and a copy of any permits required for such construction.


                                  ARTICLE XIV

                                   INSURANCE

         14.1 Team Insurance. At its expense, the Team shall procure and maintain during the License Term in full force and effect, the following insurance coverages and limits of such coverages:

                 14.1.1 Commercial General Liability Insurance. Commercial general liability insurance with a broad form general liability endorsement which shall provide coverage against claims for personal injury, bodily injury, death and property damage arising from the Team's occupancy or use of the Facility and the Licensed Premises, or use by any of the Team's respective invitees, employees, agents, independent contractors or any other person acting for the Team or under its control or direction. The policy shall have minimum limits of liability of $1,000,000 combined single limit each occurrence for injury to one person or damage to property (no aggregate), and $9,000,000 umbrella coverages (each occurrence). The general liability insurance shall also insure Team's obligations under Section 15.1 hereof. Such insurance shall be maintained in full force and effect during the License Term. The insurance policy shall name the County, the Operator, and their respective employees, agents, independent contractors or any other person acting for the County or the Operator or under their respective control or direction, as additional insureds.

                 14.1.2 Property Insurance. Insurance on an "all risk" basis providing coverage against damage and destruction of the Team Equipment and Additions in the amount of the replacement value of such Team Equipment and Additions with customary deductibles and co-insurance.

                 14.1.3 Workers' Compensation and Employer's Liability Insurance. Workers compensation for its employees in accordance with the laws of the State of Florida and employers liability insurance, with limits of not less than $1,000,000 each accident, $1,000,000 disease each employee and $1,000,000 disease policy aggregate.

         14.2 Operator's Insurance. The Operator shall procure and maintain during the License Term, the insurance required by the Operating Agreement (the Operator's Insurance"). The Operator Insurance shall insure Operator's and County's obligations under Section 15.2 hereof. No amendment of the Operator Agreement shall relieve Operator of its obligations to provide the Operator's Insurance as set forth in the Operating Agreement on the date hereof.

         14.3 Insurance Provisions. All insurance required by this Article XIV shall be by valid and enforceable policies issued by insurance companies rated not lower than A XII in Best's Rating Guide (most current edition) and authorized to do business in Florida. The policies of insurance required of each party shall be endorsed: (a) to provide that the coverage shall not be invalid due to any act or omission of the other party or the County or their respective agents or employees; (b) to name the County and the other party as additional insureds; (c) to be primary over any insurance maintained by the other party or the County, so that such insurance shall respond on a primary basis to claims or incidents arising from the insuring party's rights, and duties under this License Agreement and the use or occupancy of the Facility and the Licensed Premises; and (d) to provide that the waiver of recovery (subrogation) set forth hereafter shall not invalidate or have any adverse effect on the insuring agreements or liability of the insurer under the policy. The insurance companies issuing such insurance shall agree to notify the other parties in writing of any cancellation, alteration or nonrenewal of the policy at least sixty (60) days prior thereto. Within ten (10) days prior to the License Commencement Date and thereafter before a policy period expires, each party shall deliver to the other party certificates evidencing the insurance coverage required herein. If either party fails to obtain the insurance or to deliver a certificate thereof to the other party as herein required, the other party shall be entitled but without obligation to obtain the insurance coverage at the defaulting party's expense. The Operator and the Team shall not be liable one to the other or to any insurance company (by way of subrogation or otherwise) insuring any party hereto for any loss or damage to property or injury to persons, or any resulting loss of income, or losses under workers' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, or their respective agents or employees, if any such loss or damage is covered (or could have been covered under the insurance policies required to be maintained hereunder) by insurance benefiting the party suffering such loss or damage; provided, however, that any limitation on the Operator's or the Team's liability pursuant to the preceding sentence shall only be to the extent of available insurance proceeds.


                                   ARTICLE XV

                                INDEMNIFICATION

         15.1 Indemnification of Operator and County. Team shall defend, indemnify and hold harmless Operator, County and their respective elected officials or partners (as the case may be), agents, officers and employees (collectively, "Operator and County Indemnitees") from and against any and all demands, losses, judgments, damages, suits, claims, actions, liabilities and expenses (including, without limitation, all attorneys fees and expenses), in law or in equity, of every kind and nature whatsoever, for bodily injury, death or damage to property, which any Operator and County Indemnitees may suffer or sustain or which may be asserted or instituted against any of the Operator and County Indemnitees resulting from, arising out of or in connection with (except to the extent caused by Operator or County's gross negligence or wilful misconduct with respect to any injury to or death of any individual person or with respect to damage to or destruction of property) (i) injury to or death of any individual person (including players and other Team employees) or damage to or destruction of property caused by Team's use or occupancy of the Team Spaces, (or any portion thereof), including without limitation, the conduct or management of its business in the Team Spaces, and the negligence or wilful misconduct of Team in connection with the use by Team of the Licensed Premises for Hockey Events, Warm-Up Session and Practice Sessions, (ii) Team's use of the Team Spaces and/or the Licensed Premises in violation of this License Agreement; (iii) the breach by Team of any warranty, representation or covenant made in this License Agreement by Team; (iv) any violation of any copyright, patent, service mark, trade name or trademark by Team; (v) the sale, disposition or other exercise of the television or radio broadcasting or pay television distribution rights; and
(vi) the violation of the Hockey Rules by Team.

         15.2 Indemnification of Team. Operator and County shall defend, indemnify and hold harmless Team, its agents, directors, partners, the shareholders of the Team's general partner, officers and employees (collectively "Team Indemnitees") from and against any and all demands, losses, judgments, damages, suits, claims, actions, liabilities and expenses, (including without limitation, all attorneys fees and expenses) in law or in equity, of every kind and nature whatsoever, for bodily injury, death or damage to property, which any Team Indemnitees may suffer or sustain, or which may be asserted or instituted against any of the Team Indemnitees, resulting from, arising out of or in connection with (except to the extent caused by Team's gross negligence or wilful misconduct with respect to any injury to or death of any individual person, or with respect to damage to or destruction of property) (i) injury to or death of any individual person or damage to or destruction of property arising from County's and Operator's ownership, construction, use, operation, maintenance or occupancy of the Facility (or any portion thereof) including, without limitation, the conduct or management of any business or activity in any portions of the Facility, except for Team's use or occupancy of the Team Spaces, including the conduct of Team's business in the Team Spaces by Team and/or Team's partners, officers, employees, agents and independent contractors; (ii) County's and Operator's use or occupancy of the Team Spaces, the Licensed Premises (or any portion thereof or of the Facility) in violation of this License Agreement; (iii) the breach by County or Operator of any its warranties, representations or covenants made in this License Agreement; (iv) the use or operation of any of the equipment in the Facility;
(v) any violation of any copyright, patent, service mark, trade name or trademark by County or Operator; (vi) any violation of the Hockey Rules by County or Operator; (vii) and in respect of County only, all environmental liabilities arising out of, in connection with, or relating to any environmental condition of the Facility, even if discovered after the License Term expires, unless such environmental condition was caused by Team Indemnitees; (viii) the performance of any labor or services or the furnishing of any materials or other property in respect to the Facility and/or any part thereof except for such services or materials furnished or provided by Team and
(ix) any acts or omissions of any Operator and County Indemnitees. Notwithstanding the above, the Team acknowledges that County's obligations to indemnify shall be limited to the extent of County's insurance and subject to the limitations provided by law.

                                  ARTICLE XVI

                             DAMAGE OR DESTRUCTION
                                  CONDEMNATION

         16.1 Operator. If during the License Term, the Facility, the Licensed Premises or any other part of the Arena shall be damaged by fire or other casualty, regardless of the cause, Operator shall repair and restore the Facility to its previous condition with reasonable dispatch, subject to the receipt of adequate insurance proceeds; and this License Agreement shall continue in effect without reduction in the Rent or diminution of the other obligations of the Team hereunder (except as provided in Section 16.4). All such restoration shall be in accordance with the requirements of the Operating Agreement (the applicable provisions of which as of this date are incorporated herein and no amendment thereof shall be effective hereunder or binding upon the Team without the Team's prior written consent). Operator shall use all reasonable efforts to effect such repairs and/or reconstruction in a manner that will not unreasonably interfere with Team's occupancy, but shall not be required to make such repairs and/or reconstruction only during non-business hours.

         16.2 Team. In the event of any damage or destruction of the Team Equipment or to the Additions caused by the negligence or willful acts of the Team, its employees or agents, this License Agreement shall continue in effect without any diminution of the obligations of the Team hereunder and the Team may elect whether not to replace or restore such damage or destruction. The Team waives the right to terminate this License Agreement or to discontinue the payment of Rent as the result of any damage or destruction of the Team Equipment, Additions or of the Facility

         16.3 County and Operator. In the event of any damage or destruction of the Team Equipment or the Additions caused by the negligence or willful acts of the County or Operator, or its employees or agents, the County and Operator promptly shall repair such damage or destruction or replace the damaged or destroyed Team Equipment or Additions and this License Agreement shall continue in effect without reduction in the Rent or diminution of the other obligations of the Team hereunder.

         16.4 Fees Abatement. If the damage, Taking or the restoration process described in Sections 16.1 and 16.5 causes the Arena Parking to be inadequate or the Arena, the Licensed Premises or the Facility to fail to meet governmental or NHL requirements and as a result prevents or materially interferes with the playing of the Home Games in the Facility, then until the Facility has been restored as described in Section 16.1, the Team shall not be required to play the Home Games in the Facility and the Team shall have no obligation to pay Operator the Rent.

         16.5 Condemnation. If all or part of the Facility is taken by right of eminent domain, with or without litigation, or transferred in lieu of or under threat of such action (collectively a "Taking" or is "Taken"), the County promptly shall restore the Facility as provided in the Operating Agreement (the applicable provisions of which as of this date are incorporated herein and no amendment thereof shall be effective hereunder or binding upon the Team without the Team's prior written consent) and this License Agreement shall continue in effect without reduction in the Rent (except as provided in Section 16.4). All restoration shall be in accordance with the requirements of the Operating Agreement. Notwithstanding the foregoing, if pursuant to the Operating Agreement, the County fails to restore, or if the County elects to restore but fails to commit or to complete restoration within the times required by the Operating Agreement, then the Team shall be deemed a third party beneficiary of the Operating Agreement and the Team may enforce County's obligations to restore the Facility or, at Team's election, this License Agreement may be terminated by the Team as provided in the Operating Agreement. If this License is so terminated, the Team shall not be entitled to the rebate of any Rent or the reimbursement of any other prior payments made or expenses incurred hereunder or in connection herewith which relate to the period prior to the Taking. Upon payment of all sums then owing hereunder by either party to the other, the parties shall be released from all future liability hereunder but neither party shall be released from any liability that has accrued on or before the date of such termination. Notwithstanding the foregoing or any provision of the Operating Agreement, the County covenants, warrants, represents, and agrees that it shall not at any time during the License Term initiate, engage in, undertake, attempt or pursue either singly or in combinations with any other Governmental Authority a condemnation proceeding by right of eminent domain of any portion of the Facility, the Arena or the Licensed Premises.


                                  ARTICLE XVII

                                   COVENANTS

         17.1 Use Covenant; Non-Relocation. As additional consideration for the County's willingness to execute and deliver this License Agreement, the Team specifically covenants and agrees that from the License Commencement Date and continuing until the License Expiration Date, the Team shall play its Home Games only at the Facility and shall not play any of its Home Games at any other location. Team shall also be deemed to violate this Non-Relocation Covenant if Team shall execute a binding and enforceable contract to play its Home Games at another location.

         All obligations of the Team to play its Home Games at the Facility pursuant to this Section 17.1 shall be suspended during any Abatement Period, the cause of which prevents the playing of Hockey Events in the Facility and/or prevents the attendance by the public at such games.

         17.2 No Interference. The County, the Operator and the Team shall not interfere, and shall not permit interference in the operation of the Facility which causes the Facility to be unavailable for uses permitted by the Operating Agreement or this License Agreement. In the event of a dispute regarding the unavailability of the Facility, such dispute shall be submitted to ADR; provided, however, that neither the requirement to utilize nor the pendency of ADR shall in any way preclude or limit each party's opportunity to seek any interim equitable remedy appropriate to the circumstances.

         17.3 Negative Pledge. Except as specifically provided hereunder, the Team hereby pledges to the County and the Operator not to play any of the Team's Home Games at any location other than the Facility.

         17.4    Specific Performance.

         Notwithstanding any of the foregoing, Team acknowledges that the Hockey Games played by the Team are unique and played with particular skill such that there is no substitute therefor. Based on the foregoing, the Team acknowledges that the damages suffered by the County for a breach of any of the covenants in Sections 17.1 and 17.3 cannot be estimated with any degree of certainty and that the monetary damages cannot fairly and adequately compensate the County for a breach of said covenants; therefore, the Team agrees that the County shall have the right, in addition to any other applicable rights or remedies, to compel the Team to comply with the aforesaid covenants by appropriate specific performance, injunctive or equitable proceedings. The Team agrees to be subject to the jurisdiction of any competent Federal or State court of equity located in Broward County, Florida.

         Additionally, any provision of law or this License Agreement to the contrary notwithstanding, the parties acknowledge and agree that if the County, the Operator or the Team were to fail to observe or to perform any of the material provisions in this License Agreement including, without limitation,
Section 17.2 above, the award of damages arising from such breach would not be an adequate remedy, in that the subject matter of this License Agreement is unique, and the breach of such obligations create irreparable harm incapable of calculation by monetary damages. Therefore, the parties acknowledge and agree that each party has the absolute right to specific performance, any other injunctive relief, or any other Court order to enforce the covenants and obligations undertaken under this License Agreement; and notwithstanding any other provision in this License Agreement or any Related Agreement, no cure period provided for in this License Agreement or any Related Agreement shall be a condition to the right to obtain such specific performance, other injunctive relief or any court order enforcing performance of the provisions of Section 17.2.

         The Team, the County and the Operator hereby waive any and all requirements that the other parties post any security or collateral which may be otherwise required or stipulated as a condition for such party to obtain specific performance injunctive or equitable relief.

                                 ARTICLE XVIII

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         18.1    Team's Representations Warranties and Covenants.

                 18.1.1 Organization. The Team is a limited partnership duly organized and validly existing under the laws of the State of Florida; and Team has all requisite power and authority to enter into this License Agreement.

                 18.1.2 Authorization; No Violation. The execution, delivery and performance by the Team of this License Agreement have been duly authorized by all necessary action and will not violate its partnership agreement, the NHL Constitution or bylaws or any written rule, regulation or policy of the NHL, or result in the breach of or constitute a default under any loan or credit agreement, or other material agreement to which the Team is a party or by which the Team or its material assets may be bound or affected; this License Agreement has been duly executed and delivered by the Team and this License Agreement and the documents referred to herein constitute valid and binding obligations of the Team.

                 18.1.3 Litigation. No suit is pending against or affects the Team which could have a material adverse effect upon the Team's performance under this License Agreement or the financial condition or business of the Team. There are no outstanding judgements against the Team which would have a material adverse affect upon its assets, properties or franchises.

                 18.1.4 No Conflicts. This License Agreement is not prohibited by and does not conflict with any other agreements, instruments, judgements or decrees to which the Team is a party or is otherwise subject.

                 18.1.5 No Violation of Laws. The Team has received no notice as of the date of this License Agreement asserting any noncompliance in any material respect by the Team with applicable statutes, rules and regulations of the United States of America, the State of Florida, or of any other state or municipality or agency having jurisdiction over and with respect to the transactions contemplated in and by this Agreement; and the Team is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority which is in any respect material to the transactions contemplated hereby.

         18.2    Operator's Representations, Warranties and Covenants.

                 18.2.1 Organization. The Operator is a limited partnership duly organized and validly existing under the laws of the State of Florida; Operator has all requisite power and authority to enter into this License Agreement, and to grant the License to Team as provided herein.

                 18.2.2 Authorization; No Violation. The execution, delivery and performance by the Operator of this License Agreement have been duly authorized by all necessary action and will not violate its partnership agreement, or result in the breach of or constitute a default under any loan or credit agreement, or other material agreement to which the Operator is a party or by which the Operator or its material assets may be bound or affected; this License Agreement has been duly executed and delivered by the Operator and this License Agreement and the documents referred to herein constitute valid and binding obligations of the Operator.

                 18.2.3 Litigation. No suit is pending against or affects the Operator which could have a material adverse effect upon the Operator's performance under this License Agreement or the financial condition or business of the Operator. There are no outstanding judgments against the Operator which would have a material adverse affect upon its assets or properties.

                 18.2.4 No Conflicts. This License Agreement is not prohibited by and does not conflict with any other agreements, instruments, judgments or decrees to which the Operator is a party or is otherwise subject.

                 18.2.5 No Violation of Laws. The Operator has received no notice as of the date of this License Agreement asserting any noncompliance in any material respect by the Operator with applicable statutes, rules and regulations of the United States of America, the State of Florida, or of any other state or municipality or agency having jurisdiction over and with respect to the transactions contemplated in and by this License Agreement; and the Operator is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority which is in any respect material to the transactions contemplated hereby.

         18.3    County's Representations Warranties and Covenants.

                 18.3.1 Organization. The County is a public body corporation and politic and a political subdivision of the State of Florida and it has all requisite power and authority to enter into this License Agreement.

                 18.3.2 Authorization, Enforceability. The execution, delivery and performance by the County of this License Agreement are within the power of the County and have been duly authorized by all necessary action and will not violate its charter or result in the breach of any material agreement to which the County is a party; this License Agreement has been duly executed and delivered by the County and this License Agreement and the documents referred to herein constitute valid and binding obligations of the County.

                 18.3.3 Litigation. No suit is pending against or affects the County which could have a material adverse effect upon the County's performance under this License Agreement.

                 18.3.4 No Conflicts. This License Agreement is not prohibited by and does not conflict with any other agreements, instruments, judgments or decrees to which the County is a party or is otherwise subject.

                 18.3.5 Non-Competition. The County reasserts, reconfirms and incorporates herein its covenants and agreements regarding non-competition set forth in the Operating Agreement, and all subdivisions thereof, and agrees that such covenants shall inure to the benefit of Team in the same manner and to the same extent as if made directly to and for the Team as well as the Operator.

                 18.3.6 No Violation of Laws. The County has received no notice as of the date of this License Agreement asserting any noncompliance in any material respect by the County with applicable statutes, rules and regulations of the United States of America, the State of Florida or any agency having jurisdiction over and with respect to the transactions contemplated in and by this License Agreement; and the County is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority which is in any respect material to the transactions contemplated hereby.

         18.4    Mutual Covenants.

                 18.4.1 Additional Documents and Approval. The County, the Operator and the Team shall, whenever and as often as each shall be reasonably requested to do so by the other parties, execute or cause to be executed any further documents, including such reasonable documents or reasonable changes in documents, take any further actions and grant any further approvals as may be necessary or expedient in order to consummate the transactions provided for herein, and to carry out the purpose and intent of this License Agreement and each of the Related Agreements.

                 18.4.2 Good Faith. In exercising its rights and fulfilling its obligations under this License Agreement and each of the Related Agreements, the County, the Operator and the Team shall act in good faith.
Each party acknowledges that this License Agreement and all Related Agreements contemplate cooperation between the Team, the Operator and the County. Each party further acknowledges that the terms and conditions of this License Agreement and the Related Agreements have been negotiated on the basis of certain projections and assumptions, including the assumption that the County, the Operator and the Team will, among other purposes, act to advance, and not unreasonably interfere with, the public purposes to be served by the Facility, including the use of the Facility as a sports facility and, subject to the License, the terms and prior uses granted herein and the terms of the Operating Agreement, as a convention center, concert hall, and arena, as contemplated under the applicable provisions of Section 196.012(6) Florida Statutes.

                 18.4.3 Cooperation. The County, the Operator and the Team agree to contest any challenge to the validity, authorization and enforceability of this License Agreement ("Challenge"), whether asserted by a taxpayer or any Person. The County, the Operator and the Team shall strive in good faith to defend any such Challenge. If the Challenge occurs during the construction and development period of the Development Agreement, one half of the costs of contesting the

Challenge shall be paid by the Team, upon written notice and demand for payment from the County itemizing such costs; the remaining one half of the costs shall be borne by the County. If the Challenge occurs after the License Commencement Date, the costs of contesting the Challenge shall be treated as a Facility Operating Expense and shall be payable from Facility Operating Revenue. However, if the nature of any Challenge (whether prior to or following the License Commencement Date) is to the effect that the County has acted improperly or unlawfully in executing this Agreement, then the County shall pay all of the costs incurred by the parties in contesting this Challenge. The County, the Operator and the Team each shall take all ministerial actions and proceedings necessary or appropriate to remedy any apparent invalidity, lack or defect in authorization, or illegality, or to cure any other defect, which has been asserted or threatened.

                 18.4.4 NBA Team Tenant. The parties agree that in the event that a member club of the National Basketball Association ("NBA") determines at some time after the date of this License Agreement that it wishes to become a tenant or licensee of the Facility then the parties hereto agree that they shall negotiate an amendment to certain terms of this License Agreement in a manner that will permit such prospective tenant or licensee to use the Arena and the Facility as its "home" facility. County shall participate in any such negotiating of a license agreement with an NBA team and shall be the party executing the license agreement. Notwithstanding the foregoing, the lease or license for such NBA team need not be on the same economic terms as Team has under this License Agreement. Team shall continue to enjoy all of its benefits hereunder as "primary tenant" including but not limited to its Hockey Event scheduling priority, its exclusive rights to possess the Team Areas and its rights concerning Concessions, Marketing, Advertising and Parking.

                 18.4.5 Refinancing. Team, County and Operator further covenant and agree that Team shall have the right to request the refinancing, refunding or other action with respect to lowering the payments on account of the Bonds if any such action will result in the reduction of amounts payable on account of the Bonds with the result of lowering the County Preferred Revenue Allocation by the amount of such reduction. Upon Team's request, County and Operator agree that they shall promptly initiate and cooperate with Team in any such transaction as long as such transaction is in conformance with existing tax law and the County's then existing policy and further provided that such refinancing shall not negatively affect County's financial benefits under the Related Agreements.

         18.5 Mutual Cooperation. The parties contemplate that some portion of the Bonds will be issued on a tax exempt basis and that when issued the Bonds may contain covenants relating to the tax exempt aspects which may be contrary to the terms of this License Agreement. Accordingly, the parties covenant and agree to cooperate in good faith to amend this License Agreement as necessary to comply with the Bond covenants relating to such tax-exempt aspects and requirements.

                                  ARTICLE XIX

                              DEFAULT AND REMEDIES

         19.1 Team Default. If (a) the Team fails to pay when due the Rent or Supplemental Rent and any other sums payable to the Operator hereunder and such failure is not cured within ten (10) days after receipt of written notice from the Operator; (b) the Team fails to make any Team Loan when required to do so or defaults under its obligations pursuant to the Guaranty Agreement; (c) the Team violates the provisions of Article XVII; or (d) the Team fails to observe or perform any of the other material provisions hereof and such failure is not cured within 30 days after receipt of written notice from the Operator (or such longer period as is necessary for the Team to cure the failure within a reasonable time in the exercise of due diligence), then in any of such events, the Team shall be in default hereof. In respect of the matters recited in subsections (b) and (c) in this Section, Team shall receive notice of, and shall cure such failure or violation within ten (10) days. In the event of a default by the Team, at its option, subject to the requirement to comply with
Article XX, where applicable, the Operator may: (i) recover all damages and losses provided by law or equity (except for consequential damages); or (ii) exercise any other right or remedy at law or in equity including the right of specific performance; however, the County and Operator hereby waive any right they may have to terminate this License Agreement upon a Team Default. In addition, the Operator shall have the right, but not the obligation, to render the performance required to cure a default by the Team and to charge the Team with all reasonable costs, expenses and reasonable attorneys fees (including attorneys fees at trial and appellate level) incurred in connection therewith together with interest thereon from the date incurred until paid at the Premium Rate. Subject to the requirement to comply with Article XX, no remedy conferred herein upon the Operator shall be considered exclusive of any other remedy but shall be cumulative and in addition to all other lawful remedies.
Article XX shall not be applicable to the payment and performance obligations of the Team in subsections (a) through (c) above or to the rights of specific performance under Article XVII. Notwithstanding the above, no party under this License Agreement shall be liable to any other party for consequential damages.

         19.2 Team Bankruptcy or Attachment. If any of the following shall have occurred:

                 (a) The Team shall have commenced any case, proceeding or other action (a) under the Federal Bankruptcy Code, as amended from time to time, or under any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Team, seeking to adjudicate the Team a bankrupt or insolvent, or seeking reorganization, arrangement, adjustments, winding-up, liquidation, dissolution, discharge, composition or other relief with respect to the Team or the debts of the Team or (b) seeking appointment of a receiver, custodian or other similar official for the Team for all or any substantial part of the assets of the Team, or the

                          Team shall make a general assignment for the benefit of the creditors of the Team; or

                 (b) There shall be commenced against the Team any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Team which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within one hundred twenty (120) days from the entry thereof;

then in such event, in addition to the other remedies for default authorized herein or by law, then, the Operator shall be entitled to the appointment of a receiver for the assets of the Team.

         In the event Operator unreasonably elects not to exercise its rights pursuant to this Article, the County, upon thirty (30) days written notice to Operator following the Operator's failure to so exercise, may elect to exercise such rights on behalf of Operator, provided that the Operator has not exercised such rights prior to the expiration of such thirty (30) day period.

         19.3 County or Operator Default. If (a) the County or Operator shall fail to observe or perform any of their respective duties and obligations under this License Agreement and such failure is not cured within 30 days after notice by the Team to the County or the Operator, as the case may be, (or such longer period as is necessary for the County or Operator to cure the failure within a reasonable time in the exercise of due diligence), then in any such event, following resort to the procedures set forth in Article XX, where applicable, the Team may: (i) recover all damages and losses at law or in equity; (ii) exercise any other right or remedy at law or in equity including the right of specific performance; however, the Team hereby waives any right it may have to terminate this License Agreement upon a County or Operator Default (except as provided in Section 16.5); or (iii) effect a cure on the County's or Operator's behalf and all reasonable costs and expenses so incurred by the Team together with interest at the Premium Rate shall be due and payable by the County or Operator, as the case may be, on demand by the Team. Subject to the requirement to comply with Article XX, no remedy conferred herein upon the Team shall be considered exclusive of any other remedy but shall be cumulative and in addition all other lawful remedies.

         19.4 Remedies are Cumulative. In the event of any breach by any party of any of the covenants, agreements, terms or conditions contained in this Agreement, in addition to any and all other rights provided herein and except as otherwise waived herein, the parties shall be entitled to invoke any right and remedy allowed at law or in equity or by statute or otherwise for such breach as though other remedies were not provided for in this Agreement.

         19.5 Termination Waiver. Notwithstanding and prevailing over any contrary provision hereof, it is intended that this License Agreement shall not be subject to termination (except as provided in Sections 2.12 and 16.5) whether because of a default or otherwise. As to all other events and circumstances, each of the parties waives its right to terminate this License Agreement albeit each party shall have the other rights and remedies set forth in this License Agreement.


                                   ARTICLE XX

                               DISPUTE RESOLUTION

         20.1 Dispute Resolution. In the event of any default, breach or other dispute between the parties in connection with this License Agreement (collectively, the "Dispute"), other than a breach by the Team of its respective covenants in Section 17.1 and Section 17.2 to which this dispute resolution procedure is not applicable, the parties shall comply with the following procedures (all of which shall collectively be referred to as "ADR"):
Within seven (7) Business Days after written request (the "Request") by either party, the parties promptly shall hold an initial meeting to attempt in good faith to negotiate a settlement of the Dispute. No Request concerning a Dispute may be made at any time after two (2) years following the occurrence of the event giving rise to the Dispute. If within ten (10) days after the Request, the parties have not negotiated a settlement of the Dispute, the parties jointly shall appoint a mutually acceptable neutral person who is not affiliated with any of the parties or the County (the "Neutral"). If the parties are unable to agree upon the appointment of the Neutral within fourteen
(14) days after the Request, either party may request the American Arbitration Association or its successor ("AAA") to select the Neutral or may cause both parties to submit to any procedures of AAA to select the Neutral, including without limitation the selection of AAA as the Neutral. In order to resolve the Dispute, the parties shall develop a non-binding alternative dispute resolution procedure such as mediation or facilitation (the "Mediation") with the assistance of the Neutral. The Neutral shall make the decision as to how, when and where the Mediation will be conducted if the parties have been unable to agree on such matters by the earlier of seven (7) Business Days after the appointment of the Neutral or twenty-one (21) days after the Request. The parties shall participate in good faith in the Mediation to its conclusion. If the parties resolve their Dispute through their own negotiations or in the Mediation, the resolution shall be reduced to the form of a written settlement agreement which shall be binding upon both parties and shall preclude any litigation with respect to such Dispute. If the parties have not resolved the Dispute through the Mediation within sixty (60) days after the Request, then at any time thereafter and prior to resolution of the Dispute by the Mediation, upon written demand by either party, the Mediation shall cease and the Dispute shall be submitted to arbitration (the "Arbitration") for resolution by an arbitrator or a panel of arbitrators whose number shall be determined and who shall be selected and shall conduct the Arbitration in accordance with the rules of AAA. If the Arbitration results in a determination by the arbitrator(s) that an Event of Default has occurred, the provisions of this Article, shall govern the damages and other remedies as limited by the provisions of this License Agreement which may be implemented or ordered by the arbitrator(s). Neither the requirement to utilize nor the pendency of any ADR procedures shall in any way invalidate any notices or extend any cure periods applicable to an Event of Default. Except as expressly provided to the contrary in this Article or in Article XVII or elsewhere herein, these ADR procedures require that the parties use these ADR procedures exclusively rather than litigation as a means of resolving their disputes hereunder or to determine the consequences of an Event of Default and the implementation of the remedies therefor. Notwithstanding any other provision of this Article to the contrary, in the event either party may wish to seek interim relief, whether affirmative or prohibitive, in the form of a temporary restraining order or preliminary injunction or other interim equitable relief concerning a Dispute, including without limitation declaratory relief, provisional remedies, special action relief, stay proceedings in connection with special action relief and any similar relief of an interim nature, either before beginning the ADR procedures or at any point in the ADR procedures concerning such Dispute, such party may initiate the appropriate litigation to obtain such relief ("Equitable Litigation"). Nothing herein shall be construed to suspend or terminate the obligation of both parties promptly to proceed with the ADR procedures to completion while such litigation and any appeal therefrom is pending. Notwithstanding any contrary provisions of the Florida Rules of Civil Procedure or Rule 65(a)(2) of the Federal Rules of Civil Procedure as either rule currently exists or may be amended, the parties agree there shall be no consolidation of any hearing for preliminary injunction in the Equitable Litigation with a trial of an action for permanent injunction on the same matter. Regardless of whether such interim relief is granted or denied or such Equitable Litigation is pending or any appeal is taken from the grant or denial of such relief, at all times the parties shall diligently proceed to complete the ADR procedures, except as provided in
Article XVII. Any interim or appellate relief granted in such Equitable Litigation shall remain in effect until, and only until, the ADR procedures concerning the Dispute that is the subject of such Equitable Litigation result in a settlement agreement or the issuance of an Arbitration award. Such written settlement agreement or award shall be the final determination on the merits of the Dispute (including but not limited to any equitable relief and monetary damages but excluding any award of attorneys' fees in the Equitable Litigation), shall supersede and nullify any decision in the Equitable Litigation on such merits and shall preclude any subsequent litigation on such merits, notwithstanding any determination to the contrary in connection with any Equitable Litigation granting or denying interim relief or any appeal therefrom. The parties agree that any Disputes which arise out of such a written settlement agreement or award during the term of this License Agreement shall be resolved exclusively by the procedures set forth in this Article, provided that either party may institute legal proceedings in a court of competent jurisdiction to enforce judgment upon an Arbitration award in accordance with applicable law. The fees and costs of the Neutral and AAA in the Mediation shall be borne equally by the parties to such mediation; provided, however, that the prevailing party in Arbitration shall be entitled to recover from the other party's own assets, and not from Facility Operating Revenue, in addition to any other remedy, reimbursement for any costs of such proceeding, reasonable attorneys' fees, reasonable costs of investigation and any other expenses incurred in connection with the Arbitration or the Mediation. Any such recovered costs and expenses in such Arbitration shall not be included as Facility Operating Expenses or paid from Facility Operating Revenue.

                                  ARTICLE XXI

                                 MISCELLANEOUS

         21.1 Ad Valorem Tax Imposition. It is acknowledged by the parties that the parties have based their projections and assumptions as to sharing of Net Operating Income, described herein, on the basis that there will be no levy of County, City, school district, water management district or any other form of ad valorem taxes on the Facility or its operations, by reason of exemption from ad valorem taxes set forth in Sections 196.199(2) and 196.012(6) Florida Statutes. Accordingly, if County, City, school district, water management district or any other form of ad valorem taxes are subsequently assessed against the Facility or its operations, and after contest of such taxes through such efforts as Team or Operator shall deem sufficient to determine that such taxes are declared validly assessed against the Facility or its operations, then this License Agreement and the Operating Agreement shall be amended in the following manner:

                 (a) The County and City of Sunrise, Florida portion of said ad valorem taxes (paid by the Operator in respect of the Facility) will constitute an Operator credit against the County Preferred Revenue Allocation (and a credit against any obligation of the Team under the Guaranty Agreement, if applicable), and accordingly the County Preferred Revenue Allocation shall be reduced in that and subsequent Fiscal Years by an amount equal to such County and City ad valorem taxes based on the November discounted amount (as if such taxes were paid in November, regardless of when paid), plus interest thereon from the November date at the Premium Rate;

                 (b) The School District and the water management district portion of said ad valorem taxes will constitute an Operator credit against the County Preferred Revenue Allocation (and a credit against any obligation of the Team under the Guaranty Agreement, if applicable) and accordingly the County Preferred Revenue Allocation in that Fiscal Year and to the extent necessary to provide credit to Team, in subsequent Fiscal Years, shall be reduced by an amount equal to the School District and water management district portion of the ad valorem taxes based on the November discounted amount, plus interest thereon at the Premium Rate.

         The parties agree to execute the required amendments to this License Agreement, when and if required, to effectuate the contingent events set forth in this Section.

         21.2 Exclusive Taxes. If, in the future, the County imposes any form of tax or special assessments, which is exclusively imposed or levied on the Facility that will be assessed on Hockey Tickets, or tickets to other Events, Concessions, parking, Rent or other revenue streams of the Facility or its tenants or licensees including the Team or the Operator, then the County Preferred Revenue Allocation in that Fiscal Year and to the extent necessary to provide proper credit to Team, in subsequent Fiscal Years, shall be reduced by an amount equal to the aggregate amount of exclusively imposed taxes plus interest thereon at the Premium Rate from the date when paid. For purposes of this License Agreement, an "exclusively imposed or levied tax" shall mean any tax that generates more than twenty percent (20%) of its composite collections from the Facility and/or the operations at the Facility.

         The parties agree to execute the required amendments to this License Agreement, when and if required, to effectuate the contingent events set forth in this Section.

         21.3 Relationship. Neither of the parties hereto, or their respective employees, agents, contractors and guests, shall be considered employees or agents of either of the other parties or to have been authorized hereby to incur any expense on behalf of either of the other parties or to act for or to bind either of the other parties or the Facility. Neither the Team, the Operator nor the County shall be liable for any acts, omissions or negligence on the part of the other party, its employees or agents, resulting in either personal injury or property damages. Neither the Operator, the County nor the Team shall be construed to be either partners or joint venturers in the operation of the Facility or the conduct of the Team. The relationship created hereby is solely that of licensor-licensee, not that of landlord-tenant and the Team has no possessory or other interest or estate in the Facility other than the right to use it as provided in this License Agreement.

         21.4 Subordination. This License Agreement and Team's rights and benefits hereunder shall not be subordinate to any encumbrance by County. Team's use and possession of the Licensed Premises and its rights and benefits hereunder shall not be diminished, damaged or subordinate to or on account of, any encumbrance.

         21.5 Assurance. The County and the Operator covenant that if, and so long as, the Team keeps and performs the material provisions of this License Agreement, the Team shall peacefully and quietly enjoy its rights under this License Agreement with respect to the Facility, as such rights are defined, set forth and limited by this License Agreement and the Operating Agreement, without hindrance or interference by the County or by any other person lawfully claiming the same by, through or under the County.

         21.6 Force Majeure. Except as provided herein, failure in performance by either party hereunder shall not be deemed an Event of Default, and the nonoccurrence of any condition hereunder shall not give rise to any right otherwise provided herein, when such failure or nonoccurrence is due to war; insurrection; strikes; lock-outs; riots; floods; windstorms; fires; casualties; acts of God (other than adverse, but non-severe, weather conditions to the extent normally encountered in Sunrise, Florida area and/or impacts thereof); acts of the public enemy; epidemics; quarantine restrictions; freight embargos; lack of transportation; governmental restrictions; the enactment, imposition or modification of any applicable law which occurs after the date of this Agreement and which prohibits or materially interferes with the use of the Facility; inability (when both parties are faultless) of any contractor, subcontractor or supplier; acts or the failure to act, of any public or governmental agency or entity or any other causes beyond the control and without the fault of the party claiming an extension of time to perform. An extension of time for any such cause shall be limited to the period of delay due to such cause, which period shall be deemed to commence from the time of the commencement of the cause; provided, however, that if notice by the party claiming such extension is sent to the other party more than 60 days after the commencement of the cause, the period shall be deemed to commence 60 days prior to the giving of such notice. The period of delay due to any such cause shall be an Abatement Period and subject to the provisions of Section 16.4. Times of performance under this Agreement may also be extended as mutually agreed upon in writing by the County, the Operator and the Team. However, failure to agree to a proposed extension of time for performance shall not be deemed grounds for delay or failure to timely cure a default hereunder.

         21.7 Notices. All notices and other communications pursuant to this License Agreement shall be in writing to the County, the Operator or to the Team, as applicable, and shall be deemed properly given upon delivery thereto, or refusal of delivery, if sent by personal delivery, overnight courier service with guaranteed next day delivery, or by certified United States mail, postage prepaid, return receipt requested, addressed as follows:

AS TO THE COUNTY:
COUNTY REPRESENTATIVE:

                          County Administrator
                          Broward County, Florida
                          115 S. Andrews Avenue, Room 409
                          Ft. Lauderdale, Florida  33301

with copy to:

                          Director, Department of Finance
                          and Administrative Services
                          Broward County
                          115 S. Andrews Avenue, Room 121
                          Fort Lauderdale, Florida 33301

with copy to:

                          County Attorney
                          Broward County
                          115 S. Andrews Avenue, Room 423
                          Fort Lauderdale, Florida  33301

AS TO THE TEAM:
TEAM REPRESENTATIVE:
                          Florida Panthers Hockey Club, Ltd.
                          100 Northeast Third Avenue
                          Tenth Floor
                          Fort Lauderdale, Florida 33301


AS TO THE OPERATOR:
OPERATOR REPRESENTATIVE:
                          Arena Operating Company, Ltd.
                          c/o Huizenga Holdings, Inc.
                          Sixth Floor
                          200 S. Andrews Avenue
                          Fort Lauderdale, Florida 33301

With a copy to:           Leisure Management International
                          11 Greenway Plaza, Suite 3000
                          Houston, Texas 77046
                          Attention: President

With a copy to:           Akerman, Senterfitt & Eidson, P.A.
                          One S.E. 3rd Avenue, 28th Floor
                          Miami, Florida 33131-1704

Each party may by notice to the other specify a different address for subsequent notice purposes. Notice shall be deemed effective on the date of actual receipt or three days after the date of mailing, whichever is earlier.

         21.8 Waiver. From time to time during the Term or any Extension Term, the Operator Representative, in its discretion, shall have the right, power and authority to waive any non-material, non-economic, performance, duty, right or benefit due Operator or County under this License Agreement.

         21.9 Recognition and Non-Disturbance. Upon any event of default by Operator under the Operating Agreement, this License Agreement shall nonetheless continue in full force and effect, upon, and subject to, all of the terms, covenants and conditions of this License Agreement for the entire License Term plus any Extension Terms. The County, for itself, its successors and assigns, as well as for any subsequent owner of the Facility, does hereby covenant and warrant with and for the benefit of Team, in the event of the expiration or earlier termination of the Operating Agreement or the surrender thereof, whether voluntary, involuntary, by the Operator, by operation of law or otherwise, prior to the expiration of all of the Extension Options and rights available to Team under this License Agreement, so long as the License Agreement remains in effect in accordance with its terms:

                          21.9.1  the License Agreement and all rights created
thereunder shall remain in full force and effect; the County shall recognize and give full effect to the License Agreement and Team's rights thereunder; and
(b) upon such expiration or earlier termination of the Operating Agreement, the County will assume the obligations of the Operator under the License Agreement and shall be bound by the terms, conditions and agreements set forth therein, with the same force and effect as if the County were the original operator thereunder. (c) upon the request of Team, the County will designate an operator selected by Team to succeed to the rights and obligations of the Operator under a substitute agreement for the Operating Agreement and under the License Agreement.

         21.10 Attorneys' Fees. If either party hereto shall initiate, intervene in or is brought into any action at law or equity, whether in ADR, arbitration, court or otherwise, against or involving the other, which is in any way connected with this License Agreement, its interpretation or enforcement, then the party hereto which prevails in any such action shall recover and receive from the other party reasonable attorneys' fees, court costs and expenses as determined by the arbitrator, court or administrative agency and not by the jury, whether in ADR, arbitration, courts or agencies of original, appellate or bankruptcy jurisdiction, provided that nothing in this Section shall be construed to permit any action or proceeding not permitted under Article XX of this License Agreement.

         21.11 Interest. Any amounts which may be owed to either party by the other pursuant to this License Agreement whether as Rent, damages or otherwise, shall bear interest from the due date until paid at the Premium Rate. Payment of such Interest shall not excuse or cure any default.

         21.12 Severability. If any provision of this License Agreement is determined to be illegal or unenforceable by an arbitrator or by a court of competent jurisdiction, this License Agreement shall remain valid as if such provision had not been contained herein, provided that no such severance shall serve to deprive any of the parties of the enjoyment of its substantial benefits under this License Agreement.

         21.13 Reasonableness. Whenever in this License Agreement the consent or approval of the County, the Operator or the Team is required, unless expressly stated to the contrary, the granting of such consent or approval shall be governed by a standard of reasonableness. If either party contends that the standard has not been met, the matter shall be resolved as provided in
Article XX. In the event that such resolution results in the determination that the action was unreasonable, such determination shall not constitute a default of this License Agreement, operate to terminate it or give rise to any right to damages as a result thereof, but the sole remedy shall be limited to specific performance and the recovery of reasonable attorneys' fees and costs (including the fee of the arbitrators) in such resolution procedure.

         21.14 Interpretation. This License Agreement constitutes the entire understanding of the parties with respect to the subject matter of this License Agreement. There are no oral or written statements, representations, agreements, understandings or surrounding circumstances which modify, amend or vary any of the provisions hereof, including, without limitation, that certain Binding Letter of Intent dated April 2, 1996 between County and the Team. All attachments hereto shall be deemed to have been incorporated herein so as to become a part of this License Agreement.

         21.15 Amendment. This License Agreement shall not be amended or modified, and except as provided herein, rights hereunder shall not be waived except with the prior approval of the County, and any attempt to amend, modify or waive any of the terms or provisions of this License Agreement without prior County approval shall be void. The County, the Team and the Operator shall make such changes to this License Agreement as may be necessary to implement the Plan of Finance attached to the Development Agreement as Exhibit "C".

         21.16 Amendment of Operating Agreement. No amendment to, modification of, or waiver of rights under the Operating Agreement shall be effective without the prior written approval of Team, if the purpose, effect or result of such amendment, modification or waiver will be to deprive Team of any of its rights and benefits under this License Agreement as they exist on the date hereof. Without limiting the foregoing, County and Operator may not amend the definitions of Facility Operating Revenue, Facility Operating Expenses, and Net Operating Income as defined in the Operating Agreement on the date hereof without the prior written consent of Team.

         21.17 Successors and Assigns. This License Agreement shall extend to and be binding upon the representatives, successors and permitted assigns of the respective parties hereto including, without limitation, any successor, assign or replacement of the Operator as the operator of the Facility whether pursuant to the Operating Agreement or otherwise. This License Agreement shall continue in effect notwithstanding, and neither this License Agreement nor the Team's rights hereunder shall be adversely affected by, a default under or termination of the Operating Agreement or any other agreements between the County and the Operator.

         21.18 Time of the Essence. The parties hereto mutually understand and declare that time is of the essence of this License Agreement.

         21.19 Governing Law. This License Agreement shall be construed in accordance with and pursuant to the laws of the State of Florida and all disputes arising out of this License Agreement shall be resolved in Broward County, Florida.

         21.20 Team Option. At the Team's request and to the extent permitted by law, the County shall diligently pursue the mechanism to grant an option to Team whereby, County would enter an agreement pursuant to which County would grant to Team an option to acquire a fee simple interest (or other beneficial interest with equivalent rights and benefits as fee simple interest) in all or substantially all of the Facility or the Project through sale, lease, assignment or other transfer at the

License Expiration Date at a purchase price that is equal to the fair market value of the Facility or the Project upon such terms and conditions as are mutually satisfactory to the County and Team.

         21.21 No Liability of Personnel. Notwithstanding and prevailing over any contrary provision or implication in this License Agreement, except for their criminal acts with respect hereto (i.e., acts which would constitute crimes were they prosecuted therefor and convicted thereof), no member, elected official, official, employee, agent or consultant of the County, and no partner (other than any general partner), shareholder of a partner, officer, employee or agents of either of the Team or Operator (collectively "the Personnel"), shall in any way be liable under or with respect to this License Agreement; no deficiency or other monetary or personal judgment of any kind with respect to liability arising hereunder or with respect hereto shall be sought or entered against any of the Personnel; no judgment with respect to liability arising hereunder or with respect hereto shall give rise to any right of execution or levy against the assets of any of the Personnel.

                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties have hereunto set their hands to be effective as of June 4, 1996.

                                 TEAM:

                                 FLORIDA PANTHERS HOCKEY CLUB,
                                 LTD., a Florida limited partnership

                                 By:   THE FLORIDA PANTHERS HOCKEY
                                       CLUB, INC., a Florida corporation Its
                                       General Partner,


                                       By: /s/ H. Wayne Huizenga
                                          --------------------------------------
                                             Name: H. Wayne Huizenga
                                                  ------------------------------
                                             Title: Chairman
                                                   -----------------------------

                                 OPERATOR:

                                 ARENA OPERATING COMPANY, LTD.,
                                 a Florida limited partnership

                                 By:   Arena Operating Company, Inc.,
                                       a Florida corporation , Its General
                                       Partner

                                       By: /s/ H. Wayne Huizenga
                                          --------------------------------------
                                             Name: H. Wayne Huizenga
                                                  ------------------------------
                                             Title: Chairman
                                                   -----------------------------

                                 COUNTY:

                                 BROWARD COUNTY, FLORIDA


                                       By: /s/ John E. Rodstrom
                                          --------------------------------------
                                             Chair of the Board of County
                                             Commissioners

ATTEST:

/s/ B. Jack Osterholt
- -------------------------------
County Administrator



APPROVED AS TO FORM:

/s/ Noel Pfeffer
- -------------------------------
County Attorney

STATE OF FLORIDA               )
                               ) SS.
COUNTY OF BROWARD              )


             The foregoing instrument was acknowledged before me on this 10 day of June, 1996, by H. Wayne Huizenga as Chairman of Florida Panthers Hockey Club, Inc., a Florida corporation, on behalf of the corporation as the general partner of the Florida Panthers Hockey Club, Ltd., a Florida limited partnership, on behalf of the partnership.

                                                   /s/ Cynthia Trezona
                                                  --------------------------
                                                  Notary Public

My Commission Expires:

2-20-99
- ----------------------------



STATE OF FLORIDA                )
                                ) SS.
COUNTY OF BROWARD               )


            The foregoing instrument was acknowledged before me on this 10 day of June, 1996, by H. Wayne Huizenga as Chairman of Arena Development Company, Inc., a Florida corporation, on behalf of the corporation as the general partner of Arena Development Company, Ltd., a Florida limited partnership, on behalf of the partnership.


                                                  /s/ Cynthia Trezona
                                                  --------------------------
                                                  Notary Public

My Commission Expires:

  2-20-99
- --------------------------